Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SYNOPSYS, INC.,

VORTEX ACQUISITION CORP.

AND

VIRAGE LOGIC CORPORATION

June 9, 2010

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2.18	Material Contracts	35

2.19	Export Control Laws	38

2.20	Fairness Opinion	38

2.21	Information Supplied	38

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB	38

3.1	Organization, Standing and Power	38

3.2	Authority; Noncontravention	39

3.3	No Prior Sub Operations	39

3.4	Stock Ownership	39

3.5	Information Supplied	40

3.6	Financing	40

ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME	40

4.1	Conduct of Business of the Company and Subsidiaries	40

4.2	Restrictions on Conduct of Business of the Company and Subsidiaries	40

ARTICLE V	ADDITIONAL AGREEMENTS	45

5.1	Proxy Statement	45

5.2	Meeting of Stockholders; Board Recommendation	46

5.3	No Solicitation; Acquisition Proposals	47

5.4	Access to Information	51

5.5	Confidentiality; Public Disclosure	51

5.6	Regulatory Approvals	52

5.7	Reasonable Efforts	53

5.8	Third Party Consents; Notices	54

5.9	Notice of Certain Matters	54

5.10	Employees	54

5.11	Assumption of Company Options, Company RSUs and Company SARs; New Company Options and Certain Other Matters	55

5.12	Termination of Benefit Plans	57

5.13	Indemnification	57

5.14	Exercise of Repurchase Option	58

5.15	Section 16 Matters	58

5.16	Takeover Statutes	58

5.17	Certificates	58

5.18	Director and Officer Resignations	59

ARTICLE VI	CONDITIONS TO THE MERGER	59

6.1	Conditions to Obligations of Each Party to Effect the Merger	59

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6.2	Additional Conditions to Obligations of the Company	59

6.3	Additional Conditions to the Obligations of Parent and Sub	60

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	61

7.1	Termination	61

7.2	Effect of Termination	63

7.3	Expenses and Termination Fees	63

7.4	Amendment	64

7.5	Extension; Waiver	65

ARTICLE VIII	GENERAL PROVISIONS	65

8.1	Non-Survival of Representations and Warranties	65

8.2	Notices	65

8.3	Interpretation	66

8.4	Counterparts	66

8.5	Entire Agreement; Parties in Interest	66

8.6	Assignment	67

8.7	Severability	67

8.8	Remedies Cumulative; Specific Performance	67

8.9	Governing Law	67

8.10	Rules of Construction	68

8.11	WAIVER OF JURY TRIAL	68

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EXHIBITS

Exhibit A	-	Form of Voting Agreement and Irrevocable Proxy
Exhibit B	-	Form of Certificate of Merger

SCHEDULES

Schedule 1.2	-	List of Knowledge Persons
Schedule 4.2(xiii)		Capital Expenditures Budget

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 9, 2010 (the “Agreement Date”), by and among Synopsys, Inc., a Delaware corporation (“Parent”), Vortex Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and Virage Logic Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The Boards of Directors of the Company, Parent and Sub have determined that it is advisable and in the best interests of the securityholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement.

B. The Company, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

C. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Business” shall mean the business of the Company and its Subsidiaries as currently conducted by the Company or any Subsidiary, including the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any and all Company Products in any and every territory of the world as such Company Products exist as of the Closing Date.

“Business Day” shall mean a day (A) other than Saturday or Sunday, and (B) on which commercial banks are open for business in San Francisco, California.

“Cash Out Amount” shall mean (i) with respect to a Company Option, an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Option multiplied by (B) the Per-Share Cash Amount less the exercise price per share of such Company Option in effect immediately prior to the Effective Time, (ii) with respect to a Company RSU, an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock issuable upon settlement of such Company RSU as of immediately prior to the Effective Time multiplied by (B) the Per-Share Cash Amount, and (iii) with respect to a Company SAR, an amount of cash, without interest, equal to the product of (A) the number of shares of Company Common Stock issuable upon settlement of such Company SAR as of immediately prior to the Effective Time multiplied by (B) the Per-Share Cash Amount less the exercise price per share of such Company SAR in effect immediately prior to the Effective Time. If the exercise price per share of a Company Option or Company SAR, as applicable, is equal to or greater than the Per-Share Cash Amount, the Cash Out Amount for such Company Option or Company SAR, as applicable, shall be zero.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Board” shall mean the Board of Directors of the Company.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Options” shall mean options to purchase shares of Company Common Stock.

“Company Option Plans” shall mean the stock option plans, programs, agreements or arrangements of the Company, collectively and as amended, including the Company’s 1997 Equity Incentive Plan, the Company’s 2002 Equity Incentive Plan, the In-Chip Systems 2001 Incentive and Non-Statutory Stock Option Plan, and any other non-plan option grant, agreement or arrangement with respect to Company Common Stock, in each case as amended.

“Company Preferred Stock” shall mean the preferred stock of the Company.

“Company RSUs” shall mean restricted stock purchase rights, restricted stock units or restricted stock bonuses granted under the Company’s Option Plans.

“Company SARs” shall mean stock appreciation rights of the Company.

“Continuing Employees” shall mean the employees of the Company or its Subsidiaries who remain employees of the Surviving Corporation or its Subsidiaries or become employees of Parent or its subsidiaries immediately following the Effective Time.

“Contract” shall mean any legally-binding written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the Agreement Date or as may hereafter be in effect.

“Debt” shall mean the outstanding amount of (A) indebtedness for borrowed money, (B) amounts owing as deferred purchase price for the purchase of any property, (C) indebtedness evidenced by any bond, debenture, note, mortgage, indenture, letter of credit or other debt instrument or debt security, (D) amounts owing under any capitalized or synthetic leases, (E) commitments or obligations to assure a Person against loss (including contingent reimbursement obligations under letters of credit), and (F) guarantees with respect to any indebtedness or obligation of a type described in clauses (A) through (F) above of any Person, of the Company and the Subsidiaries.

“Delaware Law” shall mean the Delaware General Corporation Law, as amended.

“delivered”, “made available” or “provided” shall mean, with respect to any statement in Article II of this Agreement to the effect that any information, document or other material has been “delivered”, “made available” or “provided” to Parent or its representatives, that such information, document or material was: (A) available for review by Parent or its representatives in the virtual data room titled “Vantage” (comprised of the ‘filerooms’ named “Vantage” and “Abigail”) hosted by Merrill Corporation in connection with this Agreement as of 8:00 a.m. Pacific Time on the Agreement Date; or (B) delivered to Parent or its representatives in the manner described in Section 8.2 of this Agreement by 8:00 a.m. Pacific Time on the Agreement Date.

“Dissenting Shares” shall mean any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal rights shall have been perfected in accordance with Delaware Law in connection with the Merger.

“Dissenting Stockholder” shall mean any stockholder of the Company exercising appraisal rights pursuant to Delaware Law in connection with the Merger.

“Encumbrance” shall mean, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset or security (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset); provided, however, that non-exclusive licenses of Company-Owned Intellectual Property shall not be deemed to be an Encumbrance.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority, but shall not include any public university or other educational institution.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“knowledge” shall mean, with respect to the Company, the knowledge of any individual set forth on Schedule 1.2 hereto with respect to a referenced fact, circumstance, event or other matter after reasonable inquiry; provided that the scope of such inquiry shall not extend to any inquiry of any employee of the Company who is unaware of the Merger or the other transactions contemplated by this Agreement prior to its public announcement.

“Legal Requirements” shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to such Person or its Subsidiaries, their business or any of their respective assets or properties.

“Material Adverse Effect” shall mean with respect to any entity, any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to, become materially adverse in relation to the condition (financial or otherwise), assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such Effect results from:

(a) changes or conditions affecting the economies of or financial, credit or capital market conditions in the United States or other regions of the world in which the entity or its subsidiaries operates;

(b) changes in the trading volume or trading prices of such entity’s capital stock in and of themselves (provided, however, that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes);

(c) a general change in the industry or industries in which the entity or any of its subsidiaries operates;

(d) the announcement or pendency of the transactions contemplated hereby, including the Merger, including cancellation of or delays in customer orders, reduction in sales, disruption in supplier, partner or similar relationships, loss of employees and actions taken by or inactions of competitors;

(e) compliance with the express terms of this Agreement, any action expressly required by this Agreement or any action taken, or failure to act, to which Parent, in the case of such an action or failure by the Company, or the Company, in the case of such an action or failure by Parent or Sub, has consented to in writing;

(f) stockholder class action or derivative litigation or other litigation to the extent arising from allegations of a breach of fiduciary or other common law or statutory duty (including any stockholder claims alleging any violations of state common or statutory law, state blue sky laws, federal securities laws or the regulations promulgated thereunder) relating to the negotiation, execution, delivery or performance of this Agreement and/or the consummation or proposed consummation of any of the transactions contemplated hereby;

(g) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the Agreement Date;

(h) changes in applicable Legal Requirements or GAAP after the Agreement Date;

(i) any failure by entity to meet any published or internally prepared estimates of revenues, earnings or other financial or operating performance for any period ending on or after the date of this Agreement, provided, however, that such exclusion shall not apply to any underlying Effect that may have caused such failure;

except, in the cases of clauses (a), (c), (g) and (h) to the extent such Effect disproportionately affects the entity or its subsidiaries relative to other similarly situated participants in the industries in which such entity or subsidiary operates.

“Material Subsidiary” shall mean each Subsidiary of the Company that accounted for more than 10% of the total revenue or total operating expenses of the Company and its Subsidiaries on a consolidated basis during the six month period ended March 31, 2010 as reflected on Schedule 2.1 of the Company Disclosure Letter.

“NASDAQ” shall mean the NASDAQ Global Market.

“New Company Equity Rights” shall mean Company Options, Company RSU’s or Company SAR’s granted pursuant to Section 5.11(d) under the Company’s 2002 Equity Incentive Plan.

“NXP” shall mean NXP B.V., a limited liability company incorporated in the Netherlands.

“NXP APA” shall mean that certain Asset Purchase Agreement dated October 9, 2009, by and between NXP and the Company.

“NXP Shares” shall mean the 833,333 shares of Company Common Stock issued to NXP pursuant to the NXP APA which are subject to a right of repurchase in favor of the Company.

“Non-Continuing Employee Equity Right” shall have the meaning set forth in Section 1.9(c).

“Option Exchange Ratio” shall mean the quotient obtained by dividing the Per-Share Cash Amount by the Parent Stock Price.

“Parent Common Stock” shall mean the common stock, par value $0.01 per share, of Parent.

“Parent Stock Price” shall mean the average of the closing sale prices for a share of Parent Common Stock as quoted on NASDAQ Global Market for the ten (10) consecutive trading days ending with the third trading day that precedes the Closing Date (as defined in Section 1.3).

“Per-Share Cash Amount” shall mean $12.00 per share of Company Common Stock.

“Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Representative” shall mean the directors, officers, employees, investment bankers, attorneys, accountants or other agents, advisors or representatives of the subject Person.

“Repurchase Rights” shall mean outstanding rights to repurchase unvested shares of Company Capital Stock that are held by the Company or similar restrictions in the Company’s favor with respect to shares of Company Capital Stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Subsidiary” shall mean any corporation, association, business entity, partnership, joint venture, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Tax” (and, with correlative meaning, “Taxes”) shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Vested Continuing Employee Equity Right” shall have the meaning set forth in Section 1.9(c).

Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 shall have the meanings assigned to such terms in this Agreement.

1.2 The Merger. At the Effective Time (as defined in Section 1.4), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”), and the applicable provisions of Delaware Law, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by the parties which will be no later than the third Business Day after the satisfaction or waiver of each of the conditions set forth in Article VI (excluding conditions that by their terms are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions) or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.4 Effective Time. At the Closing, after the satisfaction or waiver in writing of each of the conditions set forth in Article VI, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger being referred to herein as the “Effective Time”).

1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger, and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become debts, liabilities and duties of the Surviving Corporation.

1.6 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation will be amended as of the Effective Time to read: “The name of the corporation is Virage Logic Corporation.”

(b) At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the Surviving Corporation, and such Bylaws.

1.7 Directors and Officers. At the Effective Time, the directors and officers of Sub, as constituted immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

1.8 Effect on Capital Stock.

(a) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of Company Capital Stock:

(i) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares canceled pursuant to Section 1.8(b)) shall be converted into the right to receive, subject to and in accordance with Section 1.10(c), an amount of cash equal to the Per-Share Cash Amount, without interest. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per-Share Cash Amount, without interest, upon surrender of Certificates (as defined in Section 1.10) in accordance with Section 1.10. The amount of cash each such holder is entitled to receive for the shares of Company Common Stock held by such holder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such holder.

(ii) At the Effective Time, each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Parent, be converted into and become one share of common stock of the Surviving Corporation (and the share of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only share of the Surviving Corporation’s capital stock that is issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub capital stock will evidence ownership of one share of common stock of the Surviving Corporation.

(b) Cancellation of Company Capital Stock Owned by the Company and Parent. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned Subsidiary of the Company or Parent immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

(c) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Parent Common Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

(d) Appraisal Rights. Notwithstanding anything contained herein to the contrary, if any stockholder of the Company that is entitled to appraisal rights demands to be paid the “fair value” of such holder’s shares of Company Capital Stock and complies with all conditions and obligations necessary to perfect appraisal rights in accordance with Delaware Law, each Dissenting Share held by such stockholder will not be converted into the right to the cash amounts set forth in Section 1.8(a), except as provided in this Section 1.8(d). The Company shall give Parent (i) prompt notice of any such demands received by the Company, including any stockholder’s notice of their intent to demand payment pursuant to Delaware Law that the Company receives prior to the Company Stockholders Meeting, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company, and (ii) the right to direct all negotiations and proceedings with respect to such demands under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. If, after the Effective Time, any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to seek dissenters’ rights, the Dissenting Shares held by such stockholder shall immediately be converted into the right to receive the cash payable pursuant to Section 1.8(a) in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.10(c), following the satisfaction of the applicable conditions set forth in Section 1.10(c), the amount of cash to which such holder would be entitled in respect thereof under this Section 1.8(a) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.8(a)).

1.9 Company Options; Company RSUs; Company SARs.

(a) Unvested Company Options, Company RSUs and Company SARs held by Continuing Employees. At the Effective Time, each unvested Company Option, Company RSU and Company SAR held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time, shall on the terms and subject to the conditions set forth in this Agreement be assumed and converted by Parent in accordance with Section 5.11.

(b) Vested Company Options, Company RSUs and Company SARs held by Continuing Employees; and Company Options, Company RSUs and Company SARs held by Persons Other than Continuing Employees. Parent will not assume (i) any vested Company Option, Company RSU or Company SAR held by a Continuing Employee that is unexpired, unexercised and outstanding immediately prior to the Effective Time (each, a “Vested Continuing Employee Equity Right”), or (ii) any Company Option, Company RSU or Company SAR held by Persons that are not Continuing Employees (each, a “Non-Continuing Employee Equity Right”). At the Effective Time, each Vested Continuing Employee Equity Right and each Non-Continuing Employee Equity Right shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, subject to and in accordance with Section 1.10, be converted into and represent the right to receive the applicable Cash Out Amount for such Vested Continuing Employee Equity Right or Non-Continuing Employee Equity Right; provided, however, that the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Cash Out Amount the amount of withholding for Taxes required to be deducted and withheld as a result of the transactions contemplated hereby. The Cash Out Amount payable hereunder shall be rounded to the nearest cent and computed after aggregating cash amounts for all Vested Continuing Employee Equity Rights or Non-Continuing Employee Equity Rights represented by a particular grant. At the Effective Time, each Vested Continuing Employee Equity Right and each Non-Continuing Employee Equity Right will, by virtue of the Merger and without any further action on the part of any holder thereof, be cancelled and extinguished.

1.10 Surrender of Certificates.

(a) Paying Agent. Parent’s transfer agent, U.S. Bank N.A., shall act as Paying Agent (the “Paying Agent”) in the Merger for the purpose of distributing the aggregate cash payable pursuant to Section 1.8(a)(i) upon surrender of the Certificates in accordance with this Section 1.10.

(b) Parent to Deposit Cash. Promptly following the Effective Time, Parent, or a direct or indirect subsidiary of Parent, shall make available to the Paying Agent for exchange in accordance with this Article I the cash payable pursuant to Section 1.8(a)(i).

(c) Exchange Procedures. Promptly following the Effective Time, Parent shall instruct the Paying Agent to mail within three Business Days of the Effective Time to each holder of record of a certificate or certificates (“Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, (i) a letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall contain such other provisions as Parent may reasonably specify), and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates in exchange for the cash payable pursuant to Section 1.8(a)(i). Upon surrender of a Certificate for cancellation to the Paying Agent (or receipt of an “agent’s message” by the Paying Agent (or any other evidence of transfer that the Paying Agent may reasonably request) in the case of the transfer of Company Common Stock held in book-entry form) together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, each holder of such Certificate shall be entitled to receive in exchange therefor a check for the cash amount that such holder has the right to receive pursuant to Section 1.8(a)(i) in respect of such Certificate, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Section 1.8(a)(i).

(d) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 1.8(a), Section 1.8(d), Section 1.9(a), or Section 1.9(c).

(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.8(a)(i) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(g) Unclaimed Cash. Any portion of funds held by the Paying Agent which have not been delivered to any holders of Certificates pursuant to this Article I within six months after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.10(c) shall look only to Parent (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 1.8(a)(i). Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the date on which the merger consideration contemplated by Section 1.8(a)(i) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

1.11 No Further Ownership Rights in Company Capital Stock. All cash paid or payable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms of this Agreement shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article I.

1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.8(a)(i) in respect of such Certificate; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent and/or any of their respective representatives or agents with respect to such Certificate.

1.13 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from (a) the cash otherwise deliverable under this Agreement, (b) shares deliverable upon exercise or vesting, as applicable, of Company Options, Company RSUs and Company SARs assumed by Parent pursuant to this Agreement, subject to the applicable terms governing such Company Options, Company RSUs and Company SARs, and (c) any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Capital Stock, any Company Options, any Company RSUs, any Company SARs or any Certificates, such amounts as the Surviving Corporation, Parent or the Paying Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code, any provision of state, local, provincial or foreign Legal Requirements. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.14 Tax Consequences. Parent makes no representations or warranties to the Company or to any holder of Company Capital Stock (including Unvested Company Shares), Company Options, Company RSUs or Company SARs regarding the Tax treatment of the Merger, or any Tax consequences to the Company or any such holder of this Agreement, the Merger, or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and such holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions or disclosures set forth in the disclosure letter of the Company delivered to Parent and Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which exceptions or disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (the disclosure of an exception in such Section or Subsection being deemed to be disclosed with respect to all other representations and warranties to the extent the relevance of such disclosure to other representations and warranties is reasonably apparent from the actual text of the disclosed exception), and each of which exceptions shall also be deemed to be representations and warranties made by the Company to Parent and Sub), the Company represents and warrants to Parent and Sub as follows:

2.1 Organization, Standing and Power; Subsidiaries.

(a) Each of the Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Company and each Subsidiary has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a Material Adverse Effect on the Company. The Company has delivered to Parent a true, correct and complete copy of the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of the Company and each Material Subsidiary, in each case as amended as of the Agreement Date. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

(b) Schedule 2.1 to the Company Disclosure Letter sets forth a true, correct and complete list of the Subsidiaries and their respective jurisdictions of organization. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, are owned by the Company or another Subsidiary free and clear of all Encumbrances, and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than the Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person. There are no outstanding obligations of the Company or any of its Subsidiaries under any Contract to which it is a party or by which it is otherwise bound to make any loan to, or any equity or other investment (in the form of a capital contribution or otherwise) in any other Person (other than the Company or a Subsidiary) in an amount in excess of $100,000 in respect of any single Person.

(c) As of the Agreement Date, the Company has provided to Parent or its counsel true, correct and materially complete copies of the minute books containing records of all proceedings, consents, actions and meetings of the Company Board, committees of the board of directors and stockholders of the Company and each Material Subsidiary since September 30, 2006 (excluding any such proceedings, consents, actions or meetings that relate to a potential sale of the Company). The minute books of the Company and each Material Subsidiary so provided contain summaries of all meetings of, or actions by written consent by, directors and stockholders of the Company and the respective Material Subsidiaries through the Agreement Date that are accurate in all material respects. True, correct and complete copies of the Charters of all committees of the Company Board and all codes of conduct, whistleblower policies, disclosure committee policy or similar policies adopted by the Company Board, as in effect on the Agreement Date, have been provided by the Company to Parent or its counsel, are available as of the Agreement Date at the website located at http://investors.viragelogic.com/governance.cfm or are included in the Company SEC Reports.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 150,000,000 shares of Company Common Stock, and (ii) 25,000,000 shares of Company Preferred Stock. A total of 25,933,794 shares of Company Common Stock are issued and outstanding as of the Agreement Date. No shares of Company Preferred Stock are issued and outstanding. The Company has not designated, authorized, or issued any other shares of capital stock. The Company holds 890,000 shares of Company Common Stock in its treasury as of the Agreement Date. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of all Encumbrances, preemptive rights, rights of participation, rights of maintenance, rights of first refusal, rights of rescission and “put” or “call” rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. As of the Agreement Date, the Company has reserved 12,247,993 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 5,835,201 shares have been issued pursuant to the exercise of Company Options, settlement of Company RSUs or Company SARs or direct stock purchases, 1,468,915 shares are subject to outstanding and unexercised Company Options, 1,564,210 shares are subject to outstanding and unvested Company RSUs, 1,828,638 shares are subject to outstanding and unexercised SARs, and 1,551,029 shares remain available for issuance thereunder. The Company has granted no Company Options, Company RSUs or Company SARs other than pursuant to the Company Option Plans. As of the Agreement Date, except for (i) the Company’s right to repurchase any unvested shares of Company Common Stock under the Company Option Plans, (ii) Company Options listed on Schedule 2.2(b) of the Company Disclosure Letter, (iii) Company RSUs listed on Schedule 2.2(b) of the Company Disclosure Letter, and (iv) Company SARs listed on Schedule 2.2(b) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any capital stock of the Company, any options or warrants to purchase capital stock of the Company, or any Company Voting Debt. There is no liability for dividends accrued and unpaid by the Company or any Subsidiary. There are no outstanding shares of Company Common Stock that are not fully vested or subject to Repurchase Rights.

(b) Schedule 2.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of a recent date set forth in such schedule, with respect to each Company Option, the name of the holder of such Company Option, the number of shares of Company Common Stock subject to such Company Option, the applicable Company Option Plan pursuant to which such Company Option was granted, the date of grant of such Company Option, the extent such Company Option is vested and exercisable as of a recent date set forth in such schedule and unvested as of such date, the exercise price per share of such Company Option, and the Tax status of such Company Option under Section 422 of the Code. In addition, Schedule 2.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of a recent date set forth in such schedule, with respect to each Company RSU, the name of the holder of such Company RSU, the number of shares of Company Common Stock subject to issuance under such Company RSU, the applicable Company Option Plan pursuant to which such Company RSU was granted, the date of grant of such Company RSU, and the extent such Company RSU is vested and unvested as of a recent date set forth in such schedule. In addition, Schedule 2.2(b) of the Company Disclosure Letter sets forth a true, correct and complete list as of a recent date set forth in such schedule, with respect to each Company SAR, the name of the holder of such Company SAR, the number of shares of Company Common Stock subject to issuance under such Company SAR, the applicable Company Option Plan pursuant to which such Company SAR was granted, the date of grant of such Company SAR, the extent such Company SAR is vested and exercisable as of a recent date set forth in such schedule and unvested as of such date, and the exercise price per share of such Company SAR. All issued and outstanding shares of Company Capital Stock and all outstanding Company Options, Company RSUs and Company SARs were issued, and all repurchases of Company securities were made, in material compliance with all applicable Legal Requirements, including federal and state securities laws and all requirements set forth in applicable Contracts. All shares issuable upon the exercise of Company Options or issuable upon the settlement of Company RSUs or Company SARs will, when issued, be validly issued in material compliance with all applicable Legal Requirements, including federal and state securities laws and all requirements set forth in applicable Contracts. The Company is not under any obligation to register under the Securities Act any securities of the Company or any Subsidiary that are now outstanding and were issued under any Company Option Plan.

(c) No bonds, debentures, notes or other Debt of the Company or any Subsidiary (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), is issued or outstanding as of the Agreement Date. Schedule 2.2(c) to the Company Disclosure Letter accurately lists all agreements under which outstanding Debt has been incurred by the Company, other than leases requiring the Company or a Subsidiary of it to pay more than $50,000 under any single lease or $100,000 in the aggregate, of Company and its Subsidiaries. All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing such Debt.

(d) Except as expressly provided for in this Agreement, there are no Contracts relating to voting, purchase or sale of any Company Capital Stock between or among the Company and any of its securityholders, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service. The terms of each of the Company Option Plans and the applicable stock option agreements, restricted stock unit award agreements and stock appreciation right award agreements permit the assumption by Parent of all unvested outstanding Company Options, Company RSUs and Company SARs, as provided in this Agreement, without the consent or approval of the holders of such securities, the Company stockholders, or otherwise. True, correct and complete copies of each of the Company Option Plans and the standard form of all agreements and instruments relating to or issued under each Company Option Plan and all agreements and instruments relating to or issued under the Company Option Plans, Company Options, Company RSUs or Company SARs that differ in any material respect from such standard form agreements have been provided to Parent or are included in the Company SEC Reports, and such agreements and instruments (or standard forms thereof) have not been amended, modified or supplemented since being provided to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those provided to Parent.

2.3 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the Company’s Stockholder Approval being obtained, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution, and delivery thereof by each of the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the full Company Board, has (i) approved and adopted this Agreement and the Merger, (ii) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, and (iii) directed that the adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that all of the Company’s stockholders adopt this Agreement. The affirmative vote of the holders of a majority of all shares of Company Common Stock issued and outstanding on the record date set for the meeting of the Company’s stockholders to adopt this Agreement (such approval, the “Company Stockholder Approval,” and such stockholders’ meeting, the “Company Stockholders Meeting”) is the only vote of the holders of capital stock of the Company necessary to adopt this Agreement and approve the Merger under applicable Legal Requirements, the rules and regulations of NASDAQ and the Company’s Certificate of Incorporation and Bylaws.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational documents of the Company or any Subsidiary, in each case as amended as of the Agreement Date, (B) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.3(c), any Legal Requirement applicable to the Company or any Subsidiary or any of their respective properties or assets, or (C) any Material Contract (as defined in Section 2.18), other than, in the case of (i), (ii) and (iii) above, such conflicts, violations, defaults, Encumbrances, terminations, cancellations, accelerations, losses, consents, approvals or waivers as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, (ii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Law (as defined in Section 5.6), (iii) the filing of the Proxy Statement (as defined in Section 2.21) with the SEC and such reports and filings as may be required under the Exchange Act and the rules and regulations thereunder, (iv) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of NASDAQ, and (v) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(d) The adoption of this Agreement and the transactions contemplated hereby by the Company Board referred to in Section 2.3(a) constitute all of the approvals that are necessary to render inapplicable to this Agreement, the Merger, and the transactions contemplated hereby the provisions of Section 203 of Delaware Law and represent the only actions necessary to ensure that Section 203 of Delaware Law does not and will not apply to the execution, delivery, or performance of this Agreement or the consummation of the Merger. No other state takeover or other similar statute or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

2.4 SEC Filings; Company Financial Statements.

(a) The Company has filed on a timely basis all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be filed by the Company with the SEC since January 1, 2007 and all such forms, statements, schedules, reports and documents in the form filed with the SEC are available on the SEC’s EDGAR website. All such required forms, statements, schedules, reports and documents (including those that Company may file subsequent to the Agreement Date) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the Agreement Date by a subsequently filed Company SEC Report. None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Financial Statements”), including each Company SEC Report filed after the Agreement Date until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end audit adjustments. The balance sheet of the Company as of September 30, 2009 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Neither the Company nor any Subsidiary has any liabilities of any nature (absolute, accrued, contingent or otherwise) that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP, except for: (i) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practices, (ii) those reflected on, or adequately reserved against in, the Company Balance Sheet (including the notes thereto), (iii) the fees and expenses of investment bankers, attorneys, consultants, and accountants incurred in connection with this Agreement and the transactions contemplated hereby or (iv) liabilities that would not have a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary is a party to any “off-balance sheet arrangements” (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”)), where the result, purpose and intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the its Subsidiaries in the Company’s or such Subsidiaries’ published financial statements or other Company SEC Reports. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied. The Financial Statements comply in all material respects with the American Institute of Certified Public Accountants’ Statement of Position 97-2, 98-9, EITF 00-21 and Staff Accounting Bulletin No. 104. The Company has not had any material disagreement with any of its auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year, which disagreement would be required under Item 304 of Regulation S-K promulgated under the Exchange Act to be disclosed in the Company SEC Reports. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements are materially consistent with such books and records.

(c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which have been prepared by the Company as of the Agreement Date and are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar correspondence received by the Company from the SEC for the Company’s three prior fiscal years and its current fiscal year. As of the Agreement Date, the SEC has not provided comments to the Company in connection with any Company SEC Reports that to the Company’s knowledge remain unresolved. To the Company’s knowledge, as of the Agreement Date, none of the Company SEC Reports is the subject of any ongoing review by the SEC. To the Company’s knowledge, no investigation by the SEC with respect to the Company or any Subsidiary is pending or threatened.

(d) The Company has established and maintains (i) “disclosure controls and procedures” (as defined in Rule 13a-15 promulgated under the Exchange Act), and (ii) “internal control over financial reporting” (as defined in Rule 13a-15 promulgated under the Exchange Act). Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”) and the rules and regulations promulgated thereunder with respect to the Company SEC Reports and the statements contained in such certifications are true and accurate as of the date such statements were made. The Company had not as any time after September 30, 2006 identified any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which were reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K for senior financial, accounting and compliance officers and those performing similar functions. The Company has disclosed any violation or waiver of such code of ethics to the extent required by Section 406(b) of SOXA. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) Since October 1, 2007 or such later date that any Subsidiary of the Company became a Subsidiary of the Company, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary had received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding improper, wrongful, or fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported to the Company Board or any committee thereof or to any director or officer of Company evidence of fraud or a material violation of securities laws or other Legal Requirements, breach of fiduciary duty or similar violation by Company or any of its officers, directors, employees or agents.

(f) The Company is in compliance with the applicable criteria for continued listing of the Company Common Stock on the NASDAQ Global Market, including all applicable corporate governance rules and regulations.

(g) All Company Options, Company RSUs and Company SARs granted by the Company have been duly and validly approved. All grants of Company Options, Company RSUs and Company SARs are in compliance in all material respects with the terms of the applicable Company Option Plan under which such Company Options, Company RSUs and Company SARs were granted. The Company has applied the appropriate accounting measurement date in accordance with applicable accounting principles to each Company Option, Company RSU and Company SAR granted under each Company Option Plan. Subsequent to January 1, 2005, the Company has not granted any Company Options or Company SARS at an exercise price that represents a discount from the fair market value of the Company Common Stock underlying such Company Option or Company SAR on the date of grant of such Company Option or Company SAR and the Company has disclosed any re-pricing of Company Options or Company SARS in its Financial Statements. Neither the Company, the Company Board, any Company Board committee nor the Chief Executive Officer has engaged in (i) the back-dating or falsification of documentation with respect to the grant of any Company Option for the purpose of lowering the exercise price at which such Company Option was granted, or (ii) the intentional delay of the grant of Company Options in anticipation of forthcoming public announcements regarding the Company or its business that could reasonably be expected to result in an increase or decrease of the trading price of the Company’s capital stock on NASDAQ, in either case for the purpose of increasing the value of such Company Options for the relevant optionee as a result of such change in such trading price. There is not pending or, to the Company’s knowledge, threatened, any investigation by the SEC or any other Governmental Authority with respect to the Company Options, Company RSUs or Company SARs or the grant practices of the Company.

2.5 Absence of Certain Changes. From March 31, 2010 through the Agreement Date, each of the Company and each Subsidiary has conducted its business only in the ordinary course consistent with past practice and, except as disclosed in the Company SEC Reports:

(a) there has not occurred a Material Adverse Effect on the Company;

(b) neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any material Intellectual Property right or other material asset of the Company or any Subsidiary other than in the ordinary course of business;

(c) there has not occurred any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets, except as required by concurrent changes in GAAP;

(d) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, other than repurchases of stock in accordance with the Company Option Plans in connection with the termination of employees or other service providers;

(e) except as set forth in Schedule 2.2(b) of the Company Disclosure Letter, there has not occurred any increase in or modification of the compensation or benefits payable or to become payable, or grants of any bonus or commission rights or opportunities, by the Company or any Subsidiary to any of its directors, officers, employees or consultants (other than periodic increases in the base salaries of employees who are not officers of the Company in connection with the Company’s customary employee review process and grants of bonus and commission rights or opportunities, in each case in the ordinary course of business and consistent with past practices) or any new loans or extension of existing loans to any such Persons, and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

(f) there has not occurred the execution or material amendment of any employment agreements or consulting Contracts (other than employment offer letters for newly-hired employees and consulting Contracts, in each case in the ordinary course of business and that are immediately terminable by the Company without cost or liability) or the extension of the term of any existing employment agreement or service Contract with any Person in the employ or service of the Company or any Subsidiary;

(g) there has not occurred any material change with respect to the senior management, supervisory or other key personnel of the Company, any termination of employment of any such employees or a material number of employees, or any material labor dispute or material claim of unfair labor practices involving the Company or any Subsidiary;

(h) neither the Company nor any Subsidiary has paid or discharged any material Encumbrance or material liability or obligation which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice;

(i) neither the Company nor any Subsidiary has incurred any liability to its directors or officers (other than liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice);

(j) neither the Company nor any Subsidiary has made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers or made any accommodation or other concession made other than in the ordinary course of business, consistent with past practice;

(k) there has not occurred any acceleration or release of any vesting condition to the right to exercise any Company Option, Company RSU or Company SAR;

(l) any deferral of the payment of any accounts payable other than in the ordinary course of business consistent with past practices;

(m) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Subsidiary;

(n) neither the Company nor any Subsidiary has commenced or settled any material litigation, and

(o) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) through (n).

2.6 Litigation. There is no material private or governmental action, suit, proceeding, claim, mediation pending before any Governmental Entity or material arbitration pending before any arbitrator(s) against, nor to the Company’s knowledge, any material investigation by any Governmental Entity of, the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). To the knowledge of the Company, no such action, suit, proceeding, claim, arbitration or investigation is threatened. There is no material judgment, decree, injunction, award, or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). Neither the Company nor any Subsidiary has any material action, suit, proceeding, claim, mediation or arbitration pending against any other Person. There has not been since September 30, 2006, nor are there currently, any material internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof), any compliance officer of the Company or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

2.7 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company or any Subsidiary which has or would reasonably be expected to have the effect of prohibiting or impairing any (i) current business practice of the Company or any Subsidiary, or (ii) the conduct of the Business, except in each case as would not result in a Material Adverse Effect on the Company.

2.8 Compliance with Laws; Governmental Permits.

(a) Each of the Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any notice of violation with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business, except to the extent that such failure to so comply or be in material compliance would not result in Liability having a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary, nor any director, officer, Affiliate or employee thereof, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of unlawfully influencing any act or decision of the recipient in his or her official capacity or unlawfully inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be unlawfully given or offered to a governmental official or employee or political party or candidate thereof.

(b) Each of the Company and each Subsidiary has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its material assets or properties, or (ii) that is required for the operation in all material respects of the Company’s or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), except for such Company Authorizations the failure of which to be so obtained or in effect would not result in a Material Adverse Effect on the Company, and all of the Company Authorizations are in full force and effect, except for such Company Authorizations the failure of which to be so obtained would not result in a Material Adverse Effect on the Company. The Company and the Subsidiaries are in compliance in all material respects with the terms of the Company Authorizations. Neither the Company nor any Subsidiary has received any written communication from any Governmental Entity regarding (i) any actual or alleged violation of Legal Requirements or any Company Authorization or any failure to comply with any material term or requirement of any Company Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement, except for such Company Authorizations the loss of which would not result in a Material Adverse Effect on the Company.

2.9 Title to Property and Assets.

(a) Each of the Company and each Subsidiary has good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the balance sheet of the Company as of March 31, 2010 or acquired after March 31, 2010 (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to material leased properties and assets, valid leasehold interests in such properties and assets which afford the Company or such Subsidiary peaceful and undisturbed leasehold possession of the properties and assets that are the subject of the leases, in each case, free and clear of all Encumbrances, except (i) liens for current Taxes not yet due and payable and statutory liens incurred in the ordinary course of business consistent with past practice for obligations not past due, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing indebtedness for borrowed money that is reflected on the Company Balance Sheet (collectively, “Permitted Encumbrances”).

(b) Schedule 2.9 to the Company Disclosure Letter is a complete and correct list of (i) all real property and interests in real property owned by the Company or any Subsidiary (each such property or interest, an “Owned Real Property”), and (ii) all material real property and material interests in real property leased by the Company or any Subsidiary (each such property or interest, a “Leased Real Property”). With respect to Owned Real Property, (A) the Company or the Subsidiary, as applicable, has good and marketable indefeasible fee simple title, free and clear of all Encumbrances other than Permitted Encumbrances, (B) neither the Company nor such Subsidiary has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof of interest therein, or (D) there is no condemnation or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting such Owned Real Property or any portion thereof or interest therein. With respect to Leased Real Property, neither the Company nor any Subsidiary has (x) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, or (y) collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein. The Company has heretofore provided to Parent true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property that is material to the Company, including all modifications, amendments and supplements thereto.

(c) The personal property and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are (i) reasonably suitable for the uses to which they are currently employed, (ii) in good operating condition and repair in all material respects, subject to normal wear and tear, (iii) regularly and properly maintained in all material respects, (iv) not obsolete, dangerous or in need of renewal or replacement, except for renewal or replacement in the ordinary course of business, consistent with past practice, and (v) to the knowledge of the Company, free from any material defects.

2.10 Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

(ii) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential information, know-how and information maintained as trade secrets, tools, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

(iii) “Intellectual Property” means (A) Intellectual Property Rights; and (B) Proprietary Information and Technology.

(iv) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any Subsidiary.

(v) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed by the Company or any Subsidiary.

(vi) “Company Intellectual Property Agreements” means any Contract to which the Company or any Subsidiary is a party or is otherwise bound and pursuant to which the Company or any Subsidiary has granted any rights with respect to any Company Intellectual Property or has been granted any rights with respect to any Third Party Intellectual Property.

(vii) “Company Registered Intellectual Property Rights” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

(viii) “Third Party Intellectual Property” means any and all Intellectual Property owned by a third party.

(ix) “Standard Inbound IP Agreements” means (A) non-disclosure agreements granting a limited right to use confidential information entered into by the Company or a Subsidiary in the ordinary course of its business, consistent with past practice (each a “Standard NDA”), (B) non-exclusive trademark licenses; (C) “shrink wrap” and other non-exclusive license agreements for generally commercially available software or for application service provider, “software as a service” or similar services, that is not redistributed with, bundled with, or integrated into the Company Products and for which the Company has paid no more than $100,000 in any year (“GCA Software Agreements”); and (D) licenses for Open Source Materials.

(x) “Standard Outbound IP Agreements” means (A) Standard NDAs, (B) maintenance and support and professional services Contracts for Company Products entered into between the Company or any Subsidiary and its customers, and non-exclusive licenses or sales agreements for Company Products entered into by the Company or a Subsidiary, in each case in the ordinary course of its business consistent with past practice (“Standard Customer Agreements”); and (C) Reseller Agreements (as such term is defined in Section 2.18(a)(iii)).

(xi) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products or services currently under development by the Company or any Subsidiary.

(xii) “Company Source Code” means, collectively, other than RTL code or GDS II code licensed by the Company or Subsidiary on a non-exclusive basis to customers in the ordinary course of business consistent with past practice, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned Intellectual Property or Company Products.

(b) To the knowledge of the Company, the Company and its Subsidiaries own or have the valid right or license to all Intellectual Property used or incorporated into the Company Products. To the knowledge of the Company, the Company Intellectual Property is sufficient for the conduct of the Business. For the avoidance of doubt, nothing in this Section 2.10(b) shall be construed as a representation or warranty regarding the infringement or misappropriation of any Intellectual Property.

(c) Neither the Company nor any Subsidiary of the Company has transferred ownership of, or agreed to transfer ownership of, any Intellectual Property to any third party, and to the knowledge of the Company, the Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances, rights granted by the Company or any Subsidiary under any Company Intellectual Property Agreement and Encumbrances that do not have a Material Adverse Effect on the Company).

(d) Schedule 2.10(d) of the Company Disclosure Letter lists all Company Registered Intellectual Property Rights material to the conduct of the Business, including the jurisdictions in which each such Intellectual Property Right has been issued or registered or in which any application for such issuance and registration has been filed. To the knowledge of the Company, each item of Company Registered Intellectual Property Rights is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property Rights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property Rights.

(e) With respect to the Company Intellectual Property Agreements material to the Business, to the knowledge of the Company, (i) the consummation of the transactions contemplated by this Agreement will not result in the breach, modification, cancellation, termination, suspension of, or acceleration of any performance, benefit, remedy or payments, or give any third party the right to do any of the foregoing or receive any such performance, benefit, remedy or payments, in each case in a manner that would have a material impact on the Business; (ii) none of the Company Intellectual Property Agreements grants any exclusive rights to or under any Company Intellectual Property to any third party; (iii) there are no pending material disputes between the Company, or any of its Subsidiaries, and any third party regarding the scope of any such Company Intellectual Property Agreements or performance under any such Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder, and neither the Company nor any Subsidiary has breached any such Company Intellectual Property Agreements in a manner that would have a material impact on the Business; and (iv) no third party that has licensed Intellectual Property to the Company or any Subsidiary has ownership or license rights to improvements or derivative works of such Third Party Intellectual Property that are made by the Company or any Subsidiary.

(f) There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than fees payable to Governmental Entities in connection with Company Registered Intellectual Property Rights and salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a direct result of the ownership, use, license-out or sale of any Company-Owned Intellectual Property (excluding, for the avoidance of doubt, any royalties, fees or payments related to any Third Party Intellectual Property used, licensed or sold in combination with any Company Product or any Company-Owned Intellectual Property) by the Company or any of its Subsidiaries.

(g) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

(h) Neither the Company nor any Subsidiary is currently a party to any suit, action or proceeding (or, to the knowledge of the Company, received any written notice or threat within the past three years) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property Right (excluding, for the avoidance of doubt, office actions issued by Governmental Entities with respect to Company Registered Intellectual Property applications). To the knowledge of the Company, neither the Company nor any Subsidiary has received, within the past three years, any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party, or that alleges that any Company Products or the conduct of the Business infringes any Intellectual Property Rights of any third party.

(i) To the knowledge of the Company, the operation of the Business, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process in the Company Products or the conduct of the Business, has not infringed or misappropriated, and does not infringe or misappropriate any Third Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

(j) Neither the Company nor, to the knowledge of the Company, any Subsidiary is a party to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or “march in” right that restricts in any manner the use, transfer, or licensing of any Company-Owned Intellectual Property or Company Product.

(k) The Company and each Subsidiary has and uses reasonable efforts to enforce a policy requiring all employees, consultants and independent contractors of the Company and each Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of the Company or such Subsidiary.

(l) To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(m) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or trade secret information of the Company or provided by any third party to the Company.

(n) Schedule 2.10(n) of the Company Disclosure Letter lists all software or other material that is, to the knowledge of the Company, distributed as “free software”, “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (www.opensource.org)) and that, to the knowledge of the Company, is used by the Company or any Subsidiary (excluding ARC International plc and its subsidiaries) in any way (excluding any Open Source Materials embedded, incorporated or included in any Third Party Intellectual Property) (“Open Source Materials”). To the knowledge of the Company, the Company is in compliance with the material terms and conditions of all licenses for the Open Source Materials.

(o) Except as set forth in Schedule 2.10 (n) of the Company Disclosure Letter to the knowledge of the Company, neither the Company nor any Subsidiary (excluding ARC International plc and its subsidiaries) has (i) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (ii) used Open Source Materials, in such a way that, with respect to (i) or (ii), creates, or purports to create obligations for the Company or such Subsidiary with respect to any Company Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(p) To the knowledge of the Company, neither the Company nor any Subsidiary nor any other Person then acting on its behalf has disclosed, delivered or licensed to any Person, agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than providing employees, consultants and independent contractors of the Company and each Subsidiary access to Company Source Code on a “need to know” basis from the premises of Company or any Subsidiary). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their behalf to any Person of any Company Source Code. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code;

(q) Neither the Company nor any Subsidiary has a present obligation to grant or offer to any other Person any license or right to any Company-Owned Intellectual Property in a manner that would have a material impact on the Business by virtue of the Company’s membership in any industry standards body or any similar organization.

(a) To the knowledge of the Company, neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in the Company’s or a Subsidiary’s possession, custody or control.

2.11 Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules, policies and orders issued, promulgated or entered into by any Governmental Entity applicable to the operations of the Company or any Subsidiary that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, chemical, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including those substances, materials and wastes defined in or regulated under any Environmental and Safety Laws.

(iii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(iv) “Property” shall mean all real property currently leased or owned by the Company or any Subsidiary.

(v) “Facilities” shall mean all buildings and improvements on the Property.

(b) (i) Neither the Company nor any Subsidiary has received any notice of any noncompliance of the Facilities or its present operations with Environmental and Safety Laws, (ii) no written notices, administrative actions or suits are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any Property relating to an actual or alleged material violation of any Environmental and Safety Laws, (iii) neither the Company nor any Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date, except where such liability has been resolved or settled, (iv) there are not now and have not been while the Company or any Subsidiary have owned, operated, occupied or leased any Property, or to the knowledge of the Company at any other time, any Release of any Hazardous Material in, on, under, or affecting any of the Facilities or any Property, (v) all Hazardous Materials and wastes generated by the Company or any Subsidiary have been disposed of by the Company or its Subsidiaries in accordance with Environmental and Safety Laws, (vi) except for lease obligations to landlords at any Property, neither the Company nor any Subsidiary is subject to any indemnity obligation relating to obligations or liabilities under Environmental and Safety Laws, (vii) to the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, or proceeding reasonably expected to result in any material liability to the Company or any Subsidiary arising under any Environmental and Safety Laws; (viii) there are not now and have not been while the Company or any Subsidiary has owned, operated, occupied or leased any Property, or to the knowledge of the Company at any other time, any underground tanks that store Hazardous Materials at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells, and (ix) the Facilities, and the Company’s and each Subsidiary’s uses and activities therein comply in all material respects with all Environmental and Safety Laws.

2.12 Taxes.

(a) The Company and each Subsidiary have properly completed and timely filed all material Tax Returns required to be filed by them and have timely paid all material Taxes whether or not shown on any Tax Return. All such Tax Returns were complete and accurate in all material respects and were prepared in substantial compliance with all applicable Legal Requirements. The Company has delivered to Parent correct and complete copies of all material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary since December 31, 2006.

(b) The Company Balance Sheet reflects all material liability for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date.

(c) As of the Agreement Date, there is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in an Encumbrance against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit, or to the knowledge of the Company, pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed.

(d) Neither the Company nor any Subsidiary has been or will be required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code as a result of transactions, events or accounting methods employed prior to the Merger.

(e) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Subsidiary have any liability or potential liability to another party under any such agreement.

(f) Each of the Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code.

(g) Neither the Company nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which is a listed transaction or was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder.

(h) Neither the Company nor any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

(i) Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations as a transferee or successor, by Contract or otherwise.

(j) Neither the Company nor any Subsidiary will be required to include in income, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Legal Requirements); (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received or accrued on or prior to the Closing Date.

(k) Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(l) The Company and its Subsidiaries are in compliance in all material respects with the requirements for any Tax holidays applicable to the Company or any of its Subsidiaries.

(m) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(n) The Company and each Subsidiary have complied (and until the Effective Time will comply) in all material respects with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Legal Requirements).

(o) No written claim has ever been made by a Governmental Authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(p) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or ERISA Affiliate (as defined below) to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(q) Schedule 2.12(q) of the Company Disclosure Letter lists all material “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company or any of its Subsidiaries is a party. Each such material nonqualified deferred compensation plan to which the Company or its Subsidiaries is a party complies in all material respects with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in all material respects in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

(r) The exercise price of all Company Options and Company SARs is at least equal to the fair market value of the Company Common Stock on the date such Company Options or Company SARS were granted and such Company Options and Company SARS are fully exempt from Section 409A of the Code, and neither the Company nor the Parent has incurred or will incur any material liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options or Company SARS.

2.13 Employee Benefit Plans and Employee Matters.

(a) The Company has provided to Parent a true, correct and complete copy as of the Agreement Date of each of, with respect to the Company, any Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee in excess of $10,000, (iii) all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all material bonus, pension, profit sharing, savings, severance retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other material fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, (vi) any employment or service agreements (except for offer letters providing for at-will employment which do not provide for severance, acceleration or post-termination benefits) compensation agreements, change in control agreements or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former director, officer, employee, or consultant (excluding any such agreement for former directors, officers, employees and consultants under which unsatisfied obligations of the Company or any ERISA Affiliate thereof is $10,000 or less) and (vii) any other written or oral compensation arrangement for the benefit of any employee under which the Company or any ERISA Affiliate has or may have material liability, contingent or otherwise (all of the foregoing described in clauses (i) through (vii), collectively, the “Company Employee Plans”). Neither the Company nor any ERISA Affiliate has, since December 31, 2005, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any officer or director of the Company, in each case in violation of SOXA.

(b) The Company has provided to Parent a true, correct and complete copy of each of the Company Employee Plans and has provided to Parent true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred since the issuance of each such letter which would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or similar state law or similar applicable Legal Requirements with respect to any Foreign Plan. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) that could reasonably be expected to result in a material excise tax under ERISA or the Code with respect to any Company Employee Plan. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company, each Subsidiary and each ERISA Affiliate has performed all material obligations required to be performed by it under, is not in material default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. Neither the Company nor any Subsidiary or ERISA Affiliate is subject to any material Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All material contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates (including any applicable dates set forth in regulations issued by the Department of Labor) and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Company Balance Sheet Date). No Company Employee Plan is covered by, and neither the Company nor any Subsidiary or ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Subject to Section 2.13(i)(vii), each Company Employee Plan that is maintained or sponsored by the Company or any of its Subsidiaries or ERISA Affiliates can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material Liability to Parent, the Surviving Corporation and/or any Subsidiary (other than ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

(d) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements. No Company Employee Plan will be subject to any surrender fees or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.

(e) Neither the Company nor any Subsidiary or current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) The actuarial present values of all (i) material accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement), and (ii) all material liabilities associated with post-employment welfare benefits (including any retiree health benefits and life insurance) of employees and former employees of the Company, its ERISA Affiliates and their respective beneficiaries, have been fully reflected on the Financial Statements to the extent required by and in accordance with GAAP.

(g) Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(h) Each compensation and benefit plan maintained or contributed to by the Company or any Subsidiary under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 2.13(h) of the Company Disclosure Letter. As regards each Foreign Plan, (i) such Foreign Plan is in material compliance with the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) all material contributions to, and material payments from, such Foreign Plan which may have been required to be made in accordance with the terms of such Foreign Plan, and, when applicable, the Legal Requirements of the jurisdiction in which such Foreign Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such Foreign Plan, and all such payments under such Foreign Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company, each Subsidiary, and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in material compliance with the Legal Requirements of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan, (iv) such Foreign Plan has been administered in all respects at all times in accordance with its material terms and applicable Legal Requirements, (v) to the knowledge of the Company, there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any material Liability with respect to such Foreign Plan, and (vii) except as required by applicable Legal Requirements, to the knowledge of the Company and each Subsidiary, no condition exists that would prevent the Company or any of its Subsidiaries from terminating or amending any Foreign Plan maintained or sponsored by the Company or any of its Subsidiaries or ERISA Affiliates at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any material fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event). No Foreign Plan has material unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

(i) Except as set forth in Schedule 2.13(i) of the Company Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto (other than pursuant to the terms of any Employment Offer Document) will, individually, in the aggregate or with the occurrence of some other event (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary to any Person.

(j) The Company and each Subsidiary is in material compliance with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. To the knowledge of the Company, the Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors and consultants prior to the Agreement Date. To the knowledge of the Company and each Subsidiary, neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than in the normal course of business and consistent with past practice). Except as disclosed in Schedule 2.13(j) of the Company Disclosure Letter, there are no pending claims against the Company and/or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of their respective employees, which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity.

(k) Schedule 2.13(k) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts with severance terms to which the Company and/or any Subsidiary is a party or by which the Company and/or any Subsidiary is bound pursuant to which the Company has or may have continuing liability or ongoing obligations (other than offer letters for non-officer employees on the Company’s or any Subsidiary’s standard form). Neither Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(l) of the Company Disclosure Letter.

(l) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary and, to the knowledge of the Company, neither the Company nor any Subsidiary has any duty to bargain with any labor organization. To the knowledge of the Company, there is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary has knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened which may interfere with the respective business activities of the Company or any Subsidiary. Neither the Company nor any Subsidiary, nor to the knowledge of the Company or any Subsidiary, any of their respective representatives or employees, has committed any unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary, and there is no charge or complaint against the Company or any Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened.

(m) To the knowledge of the Company, no employee of the Company or any Subsidiary is in material violation of any term of any employment agreement non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others. No employee of the Company or any Subsidiary with a title of director or higher has given notice to the Company or any Subsidiary, nor does the Company or any Subsidiary otherwise have knowledge, that any such employee intends to terminate his or her employment with the Company or any Subsidiary. The employment of each of the employees of the Company or any Subsidiary is “at will” (except for non-U.S. employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and the Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. Except as expressly contemplated by this Agreement, as of the date hereof, the Company and each Subsidiary has not, and to the knowledge of the Company and its Subsidiaries, no other Person has, (i) entered into any Contract that obligates or purports to obligate Parent to make an offer of employment to any present or former employee or consultant of the Company or any Subsidiary, and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company or any Subsidiary of any terms or conditions of employment with Parent that are inconsistent with their current “at-will” employment (in jurisdictions that recognize the “at-will” employment concept) following the Effective Time.

(n) Each of the Company and each Subsidiary has provided to Parent a true, correct and complete list of all officers and employees of the Company and each Subsidiary showing each such person’s, position, annual base salary for the current fiscal year, status as exempt/non-exempt, and with respect to each international employee, such employee’s country of employment, and date of hire.

(o) Each of the Company and each Subsidiary has provided to Parent a true, correct and complete list of all of its consultants, advisory board members and independent contractors that are currently providing services to them.

(p) Each of the Company and each Subsidiary has provided to Parent, or the Company SEC Reports include, true, correct and complete copies of each of the following: all forms of offer letters; all standard forms of employment agreements and severance agreements; all standard forms of services agreements and agreements with current and former consultants and/or advisory board members; all standard forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto); a reasonably current management organization chart(s); standard forms of agreements and/or insurance policies providing for the indemnification of any officers or directors of the Company or any Subsidiary; summary of the Company’s standard severance policy, summary of Liability for termination payments due as of the Agreement Date to current and former directors, officers and employees of the Company or any Subsidiary; and a schedule summarizing bonus commitments made to employees of the Company or any Subsidiary.

(q) There are no written disciplinary actions pending as of the Agreement Date against any of the Company’s or any Subsidiary’s current employees with a title of vice-president or higher.

(r) The Company and each Subsidiary is in material compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local Legal Requirements. In the past two years (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company Business, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Legal Requirements. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period prior to the Agreement Date.

2.14 Interested Party Transactions. Except as disclosed in the Company’s definitive proxy statements included in the Company SEC Reports, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

2.15 Insurance. Schedule 2.15(a) to the Company Disclosure Letter lists all material policies of insurance and bonds of the Company or any Subsidiary that are in effect as of the Agreement Date, true, correct and complete copies of which have been provided to Parent. Schedule 2.15(b) identifies each material insurance claim made by the Company or its Subsidiaries since September 30, 2006. As of the Agreement Date, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid in accordance with the terms thereof, and the Company and each Subsidiary is otherwise in compliance in all material respects with the terms thereof. As of the Agreement Date, all such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Brokers’ and Advisors’ Fees. Except for fees and expenses payable to JPMorgan Chase & Co. as set forth in engagement letter between the Company and JPMorgan Chase & Co. dated June 7, 2010 (the “Engagement Letter”), a correct and complete copy of which has been provided by the Company to Parent, neither the Company nor any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, financial advisor or similar person in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, financial advisor or similar person as a result of this Agreement or the Merger.

2.17 Customers and Suppliers.

(a) Neither the Company nor any Subsidiary has any outstanding material dispute concerning its services and/or products with any customer who, in the six-month period ended March 31, 2010 was one of the twenty largest sources of revenue for the Company, based on amounts paid or payable during such periods (each, a “Significant Customer”). Each Significant Customer is listed on Schedule 2.17(a) to the Company Disclosure Letter. As of the Agreement Date, neither the

Company nor any Subsidiary has received any written notice from any Significant Customer that such customer will not continue as a customer of the Company (or Parent) after the Closing or that any such customer intends to terminate or materially modify existing Contracts with the Company (or Parent) in a manner adverse to it or materially reduce the amount paid to the Company for Company Products.

(b) Neither the Company nor any Subsidiary has any outstanding material dispute concerning goods and/or services provided by any supplier who, in the six-month period ended March 31, 2010 was one of the ten largest suppliers of goods and/or services to the Company, based on amounts paid or payable during such periods (each, a “Significant Supplier”). Each Significant Supplier is listed on Schedule 2.17(b) to the Company Disclosure Letter. As of the Agreement Date, neither the Company nor any Subsidiary has received any written notice of termination or interruption of any existing Contracts with any Significant Supplier.

2.18 Material Contracts.

(a) Schedule 2.18 to the Company Disclosure Letter specifically identifies by subsection each Contract described in such subsection to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is otherwise bound in effect as of the Agreement Date (each, a “Material Contract”):

(i) any Contract with a Significant Customer (as defined in Section 2.17(a)) (the “Key Customer Agreements”);

(ii) any Contract with a Significant Supplier (as defined in Section 2.17(b));

(iii) any Contract under which a third party has the right to distribute, resell or solicit customers of Company Products, including distributors, resellers, and original equipment manufacturers (each, a “Reseller Agreement”), other than non-exclusive Reseller Agreements (1) under which the Company or any of its Subsidiaries was obligated to pay such third party less than $100,000 in the twelve-month period ended March 31, 2010 or (2) terminable by the Company or any Subsidiary for convenience, on ninety (90) days notice or less or within ninety days (90) following the Agreement Date, without any payment or other liability arising from such termination;

(iv) any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(v) any Contract under which the Company or any of its Subsidiaries is committed to make capital expenditures in excess of $250,000 in the aggregate;

(vi) any Contract (identified under the applicable clause below): (A) limiting the freedom of the Company or any Subsidiary to engage or participate, or compete with any other Person, in any line of business, market or geographic area; (B) limiting the freedom of the Company or any Subsidiary to make use of any Company-Owned Intellectual Property or Third Party Intellectual Property not licensed under such Contract; (C) granting most favored nation or preferred pricing to any third party; (D) that grants exclusive sales, distribution, marketing or other exclusive rights to any third party; (E) that grants any rights of refusal, rights of first negotiation or similar rights to any third party; (F) that contains provisions similar to the foregoing that limit the right of the Company or any Subsidiary to sell, distribute or manufacture any Company Products or to purchase or otherwise obtain any components, materials, supplies, equipment, parts, subassemblies, software, Intellectual Property or services;

(vii) any Contract pursuant to which the Company or any Subsidiary has purchased any real property, or any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property, in each case involving in excess of $500,000 per annum;

(viii) any Contract with any of its officers, directors, or employees (other than the Company Employee Plans set forth in Schedule 2.13(a) of the Company Disclosure Letter, employee offer letters on the Company’s standard form which are terminable at will without liability to the Company or any Subsidiary, employee invention assignment and confidentiality agreements on the Company’s standard form and option grant and exercise agreements on the Company’s standard form (which forms have been provided to Parent’s counsel));

(ix) any Contract pursuant to which the Company or any Subsidiary agrees to act as a guarantor or indemnitor for or against the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Debt of any other Person, other than pursuant to any Standard Outbound IP Agreements, Standard Inbound IP Agreements, or Contracts identified in the following subsections of Schedule 2.18(a): (i), (ii), (x), or (xi);

(x) all licenses, sublicenses and other Contracts pursuant to which (A) any Person is authorized to use or is granted any right in or to any Company Products or Company-Owned Intellectual Property, (B) the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to enforce any Intellectual Property Rights owned by the Company or any Subsidiary, or (C) the Company or any Subsidiary agrees to encumber (other than non-exclusive licenses previously granted by the Company or any Subsidiary), transfer or sell rights in or with respect to any Company-Owned Intellectual Property, other than, in the case of (A) or (B) only, Standard Outbound IP Agreements, and any Contracts identified in Schedule 2.18(a)(i);

(xi) all licenses, sublicenses and other Contracts pursuant to which the Company or any Subsidiary acquired or is granted any right in or to any Third Party Intellectual Property that is material to the Business or is authorized to market, distribute or resell any product, service or Third Party Intellectual Property that is material to the Business, other than Standard Inbound IP Agreements and any Contracts identified in Schedule 2.18(a)(ii);

(xii) any Contract expressly obligating the Company or any Subsidiary to develop any Intellectual Property for any third party, other than Standard Outbound IP Agreements and any Contracts entered into by the Company with its customers in the ordinary course of business;

(xiii) any Contract expressly obligating any third party to develop any Intellectual Property for the Company or any Subsidiary (other than employee invention assignment agreements, consulting agreements and independent contractor agreements) under which the Company is obligated to pay more than $200,000 per year;

(xiv) any joint venture Contract or any other similar Contract, other than Reseller Agreements;

(xv) any Contract authorizing any third party to manufacture or reproduce any Company Products (other than the right to make archival or back-up copies), or to provide maintenance and support for any Company Products (other than Reseller Agreements);

(xvi) any joint marketing or lead referral agreement, other than Reseller Agreements and agreements (a) under which neither the Company nor any of its Subsidiaries is obligated to make any cash payment to the referring Person, (b) that are terminable by the Company or any of its Subsidiaries for convenience on 90 or fewer days’ notice or (c) that the Company or any of its Subsidiaries have annually the right not to renew;

(xvii) any Contract entered into after September 30, 2006 pursuant to which it has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person (other than the Subsidiaries);

(xviii) any Contract with any Governmental Entity (a “Government Contract”) or any Company Authorization;

(xix) since January 1, 2006, any settlement of any action or suit filed in any court or arbitral tribunal, litigation “standstill” agreement or tolling agreement, in each case under which the Company or any of its Subsidiaries has any continuing material obligation;

(xx) any Contract relating to the membership of, or participation by, the Company or any of its Subsidiaries in, or the affiliation of the Company or any of its Subsidiaries with, any industry standards group or associations, other than standard membership or participation Contracts; or

(xxi) any other Contract or obligation not listed in subsections (i)-(xx) that is otherwise material to the Company or its Subsidiaries or their respective businesses, operations, financial condition, properties or assets.

(b) All Material Contracts are in written form. The Company or the applicable Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and is not alleged to be in material default in any respect of any Material Contract. Each of the Material Contracts is in full force and effect. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the knowledge of the Company, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a material default or event of default under any Material Contract, or (ii) give any third party (A) the right to declare a material default or exercise any material remedy under any Material Contract, (B) the right to a material rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any Subsidiary under any Material Contract, or (D) the right to cancel, terminate or modify, in any material respect, any Material Contract. Neither the Company nor any Subsidiary has received any written notice or other written communication regarding any actual or possible material violation or breach of, default under, or intention to cancel or materially modify any Material Contract in a manner adverse to the Company or a Subsidiary. True, correct and complete copies of all Material Contracts (including all amendments thereto) have been provided to Parent prior to the Agreement Date.

(c) To the knowledge of the Company, with respect to any Government Contract, there is, as of the Agreement Date, neither an existing nor a basis for a: (i) civil fraud or criminal investigation by any Governmental Entity; (ii) qui tam action brought against the Company or any Subsidiary under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any Subsidiary; (iv) claim or request by a Governmental Entity for a contract price adjustment based on asserted: defective pricing; disallowance of cost or non compliance with statute, regulation or contract; (v) dispute involving the Company or any Subsidiary on a Government Contract, or (vi) claim or equitable adjustment by the Company or any Subsidiary relating to a Government Contract. Neither the Company nor any Subsidiary has any material liability for renegotiation of Government Contracts.

2.19 Export Control Laws. The Company and each Subsidiary is and has been in the five-year period before the Agreement Date in compliance in all material respects with provisions of United States export control laws and regulations applicable to Company and each Subsidiary, including but not limited to the Export Administration Act and implementing Export Administration Regulations (“U.S. Export Laws”). There are no claims, complaints, charges, investigations, requests for information or disclosures, or proceedings pending or expected or threatened between the Company, any of the Company’s Subsidiaries and the United States government alleging non-compliance with or liability under U.S. Export Laws. No consents or approvals for the transfer of export licenses to Parent are required, or such consents and approvals can be obtained expeditiously without material cost.

2.20 Fairness Opinion. The Company Board has received an opinion from JPMorgan Chase & Co., dated as of the Agreement Date, to the effect that, as of the Agreement Date, the Per-Share Cash Amount to be paid to the Company’s stockholders (other than the Company Common Stock held by NXP to be repurchased by the Company in connection with the Merger pursuant to Section 5.14 to the extent that such shares are repurchased by the Company) is fair to the Company’s stockholders from a financial point of view (the “Fairness Opinion”). Upon the Company’s receipt of the written version of the Fairness Opinion, the Company shall promptly provide to Parent a copy of such written version.

2.21 Information Supplied. The preliminary and definitive proxy statements to be filed by the Company with the SEC (collectively, as amended or supplemented, the “Proxy Statement”) shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Sub that is contained in the Proxy Statement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

3.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Sub has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not have a Material Adverse Effect on Parent. Each of Parent and Sub is not in violation of any of the provisions of its Articles or Certificate of Incorporation, as applicable, or Bylaws or equivalent organizational documents.

3.2 Authority; Noncontravention.

(a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution, and delivery by the Company of this Agreement, constitutes the valid and binding obligation of Parent and Sub, respectively, enforceable against Parent and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws of Parent and Sub, in each case, as amended to date, (B) subject to compliance with the requirements set forth in Section 3.2(c), any material Legal Requirements applicable to Parent or Sub or any of their respective material properties or assets, or (C) any material Contract applicable to Parent or Sub or their respective properties or assets, other than, in the case of (B) and (C) above, such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, consents, approvals or waivers, would not have a Material Adverse Effect on Parent.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, (ii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Laws, (iii) such reports and filings as may be required under the Exchange Act and the rules and regulations thereunder, (iv) such other filings and notifications as may be required under federal, state or foreign securities laws or the rules and regulations of NASDAQ, (v) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Parent Common Stock issuable pursuant to Company Options, Company RSUs and Company SARs to be assumed by Parent, and (vi) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not have a Material Adverse Effect on Parent.

3.3 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.4 Stock Ownership. Neither Parent nor Sub beneficially owns any shares of Company Capital Stock. Neither Parent nor Sub, nor any of their “Affiliates” or “Associates”, has been an “interested stockholder” with respect to the Company at any time within three years of the Agreement Date, as those terms are used in Section 203 of Delaware Law.

3.5 Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

3.6 Financing. Parent has, and will have available to it upon the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement, including payment in full of the amounts payable to the holders of Company Capital Stock and holders of Vested Continuing Employee Equity Rights and Non-Continuing Employee Equity Rights under Article I.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company and Subsidiaries. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time (except to the extent expressly provided otherwise in this Agreement, as required by applicable Legal Requirements or as consented to in writing by Parent):

(i) the Company shall, and shall cause each Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable Legal Requirements;

(ii) the Company shall, and shall cause each Subsidiary to, (A) pay all of its material Debt and Taxes when due, subject to good faith disputes over such Debt or Taxes, (B) pay or perform its other obligations when due, including without limitation maintaining each of its leased premises in accordance with the terms of the applicable lease in all material respects, and (C) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its material relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it;

(iii) the Company shall, and shall cause each Subsidiary to, assure that each of its Contracts entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger; and

(iv) the Company shall give Parent the opportunity to participate in and consult with respect to (but not to conduct) the defense or settlement of any litigation to which the Company is a party.

4.2 Restrictions on Conduct of Business of the Company and Subsidiaries. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement, as required by applicable Legal Requirements or as consented to in writing by Parent, which consent, solely in the case of subsections (iv), (vi), (xii), (xiii), (xiv), (xv), (xvi), (xx), (xxi), (xxv) and (xxx), will not be unreasonably withheld or delayed):

(i) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws, or comparable governing documents;

(ii) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service, or adopt or enter into any, “stockholder rights plan” or similar anti-takeover agreement or plan, or adopt any resolution, plan or arrangement for liquidation, dissolution or winding-up;

(iii) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of any options or other rights or awards granted under the Company Option Plans or the vesting of the securities purchased or purchasable under such options or other rights or awards or the vesting schedule or repurchase rights applicable to any unvested securities issued under such stock plans or otherwise, except pursuant to Contracts existing as of the date hereof and listed in the Company Disclosure Letter; amend or change any other terms of such options, rights or unvested securities; or authorize cash payments in exchange for any options or other rights granted under any of such plans or the securities purchased or purchasable under those options or rights or the unvested securities issued under such plans or otherwise;

(iv) Material Contracts. Enter into any Contract that would constitute a Material Contract, or violate, terminate, amend, or otherwise modify (including by entering into a new Contract with such party or otherwise) or waive any of the material terms of any of its Material Contracts, other than entering into the following Contracts, in each case in the ordinary course of business consistent with past practices and which would not be required to be disclosed pursuant to Section 2.3(b) if in effect on the Agreement Date: (A) any customer agreement or Standard Outbound IP Agreement (other than Reseller Agreements) (except if it would be required to be disclosed pursuant to Section 2.18(a)(vi) if in effect on the Agreement Date); (B) any Contract that would be required to be disclosed pursuant to Section 2.18(a)(ii) if in effect on the Agreement Date or Standard Inbound IP Agreements (unless it would also be required to be disclosed pursuant to Section 2.18(a)(vi) or Section 2.10(o) if in effect on the Agreement Date); (C) any non-exclusive Reseller Agreement terminable by the Company or any Subsidiary for convenience, on ninety days notice or less or within ninety days following the Closing, without payment or other liability arising from such termination; (D) any Contract that would be required to be disclosed pursuant to Section 2.18(a)(xii) if in effect on the Agreement Date (provided that any such Contract shall not require the Company or any Subsidiary to provide any services for a period of more than twelve months after the Agreement Date or confer ownership of any Intellectual Property developed thereunder to any third party); and (E) any Contract that would be required to be disclosed pursuant to Section 2.18(a)(xiii) if in effect on the Agreement Date (provided that any such Contract shall assign full and complete ownership of any Intellectual Property developed thereunder to the Company or any Subsidiary).

(v) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than (A) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or pursuant to the settlement of Company RSUs or Company SARs, in each case, outstanding on the Agreement Date, (B) the repurchase of any shares of Company Common Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service, and (C) pursuant to Section 5.11(d);

(vi) Employees; Consultants; Independent Contractors. (A) Hire any employees at the vice president level or above (or performing the functions typically performed by an employee at such level), enter into, with any officer, employee, consultant or independent contractor, or extend the term of, any Contract providing for severance, acceleration or post-termination benefits not imposed by applicable Legal Requirements (other than offer letters with newly hired employees using the Company’s standard, unmodified form of offer letter which provides for at-will employment (in jurisdictions that recognize such concept) and which does not provide for severance, acceleration or post-termination benefits not imposed by applicable Legal Requirements), or enter into any collective bargaining agreement (unless required by applicable Legal Requirements) or (B) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any vice president level or above personnel of the Company or any Subsidiary;

(vii) Loans and Investments. Make any loans or advances (other than routine travel advances and sales commission draws to employees of the Company or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company) other than the Company or any Subsidiary, or forgive or discharge in whole or in part any outstanding loans or advances; or otherwise modify any loan previously granted;

(viii) Intellectual Property. Transfer or license to any Person any rights to any Intellectual Property, or acquire or license from any Person any Third Party Intellectual Property Rights, other than non-exclusive licenses in the ordinary course of business consistent with past practice, or transfer or provide a copy of any source code of the Company to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company outside the United States) other than the deposit of Company Source Code under a source code escrow agreement with an escrow holder entered into by the Company in the ordinary course of business consistent with past practice pursuant to the terms of a customer Contract, the terms of which source code escrow agreement being substantially similar to the source code escrow agreements entered into by the Company prior to the Agreement Date that have been provided by the Company to Parent;

(ix) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its services, products, technology, Intellectual Property or business, or containing any non-competition covenants or other material restrictions relating to its or Parent’s business activities or the effect of which would be to grant to a third party following the Merger the right to license any Intellectual Property owned by Parent or its Subsidiaries;

(x) Dispositions. Sell, lease or otherwise dispose of or encumber any of its properties or assets, other than dispositions of immaterial equipment no longer used in the Company’s or any Subsidiary’s business;

(xi) Indebtedness. Incur any Debt, guarantee any such Debt or issue or sell any Debt securities or guarantee any Debt securities of others, enter into any “keep well” or other Contract to maintain any financial statement condition, or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(xii) Leases. Enter into any operating lease involving in excess of $250,000;

(xiii) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of the amounts set forth in the capital expenditures budget set forth on Schedule 4.2(xiii) to the Company Disclosure Letter;

(xiv) Insurance. Materially change the amount of any insurance coverage;

(xv) Termination or Waiver. Terminate or waive any right of substantial value;

(xvi) Employee Benefit Plans; Pay Increases. Adopt or amend in any material respect any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or as necessary under the Code or other applicable Legal Requirements or as necessary to maintain the qualified status of such plan under the Code, materially amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder except to the extent necessary to meet the requirements of such Section or regulations, pay any special bonus or special remuneration to any employee or any non-employee director or consultant (except as may be required pursuant to the terms of any preexisting plans, policies or Contracts which have been disclosed to Parent), or increase the salaries, wage rates or fees of its employees or consultants (except that the Company may provide routine salary increases of not more than 5% to employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process and pursuant to preexisting plans, policies or Contracts which have been disclosed to Parent), or add any new members to the Company Board or to the board of directors of any Subsidiary;

(xvii) Severance Arrangements. Grant or pay, or enter into any agreement or arrangement providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Parent);

(xviii) Lawsuits; Settlements. (A) Commence a lawsuit other than (1) for the routine collection of bills, (2) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Parent prior to the filing of such a suit except to the extent that the maintenance of any attorney-client privilege requires that the Company not consult with Parent; provided, further, that the Company shall reasonably cooperate with Parent to develop procedures (such as a common legal interest, joint defense or similar agreement) to allow the Company to consult with Parent without waiving such attorney-client privilege, and if such procedures cannot be developed without waiving such attorney-client privilege, the Company shall specifically identify to Parent the nature of such lawsuit), or (3) for a breach of this Agreement, or (B) settle or agree to settle any pending or threatened lawsuit or other dispute;

(xix) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business;

(xx) Taxes. Make or change any material election in respect of Taxes, change any accounting method in respect of Taxes, file any amendment to a Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xxi) Accounting. Change accounting methods or revalue any of its material assets (including writing down the value of inventory or writing off notes or accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with by its independent auditors and after notice to Parent;

(xxii) Company SEC Reports. Fail to timely file any Company SEC Reports (in complete form, with all required signatures, certifications and exhibits) required to be filed between the Agreement Date and the Closing Date;

(xxiii) Real Property. Enter into any agreement for the purchase, sale or lease of any real property;

(xxiv) Encumbrances. Place or allow the creation of any Encumbrance on any of its material properties, other than statutory liens for unpaid Taxes not yet due and payable which are incurred in the ordinary course of business consistent with past practice;

(xxv) Warranties. Materially change the manner in which it extends warranties or credits to customers;

(xxvi) Interested Party Transactions. Enter into any Contract or transaction in which any officer, director, employee, agent or stockholder of the Company (or any member of their families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.18 to the Company Disclosure Letter;

(xxvii) Cash Management Transactions. Enter into or materially modify any currency exchange, commodities or other hedging transactions or arrangements, or other investment or cash management transactions or arrangements other than in the ordinary course of business consistent with past practice;

(xxviii) Joint Development Contracts. Enter into or materially modify any Contract for the joint development with any other Person of any material product, system, software, content, technology or Intellectual Property by or for the Company or any of its Subsidiaries;

(xxix) Industry Standards Groups. Enter into any Contract relating to the membership of, or participation by, the Company or any of its Subsidiaries in, or the affiliation of the Company or any of its Subsidiaries with, any industry standards group or association in which the Company or any of its Subsidiaries contributes and/or shares in pooled patent rights;

(xxx) Marketing Agreements. Enter into any joint marketing or marketing support Contract involving an amount greater than $250,000 per annum; and

(xxxi) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (i) through (xxx) in this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) The Company shall prepare and file with the SEC as soon as reasonably practicable after the Agreement Date (and shall in any event use its reasonable best efforts to prepare and file with the SEC within fifteen (15) Business Days after the Agreement Date), preliminary proxy materials relating to the Company Stockholder Meeting. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, (ii) receipt of notice from the SEC of pending SEC comments or that it may have comments thereon and (A) the date of resolution of such comments or (B) the date the SEC informs the Company that, contrary to such notice, it has no comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC (the “Proxy Statement”) and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to (i) in the case of documents filed with the SEC, comply as to form in all material respects with all applicable SEC requirements, and (ii) otherwise be prepared in all material respects with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance and shall in good faith consider including in the Proxy Statement all comments reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. To the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or the Merger. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger, shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall in good faith consider including in such response all comments reasonably proposed by Parent. If any event occurs before the Company Stockholders Meeting that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, shall in good faith consider including in such amendment or supplement all comments reasonably proposed by Parent, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of the Company, such amendment or supplement.

(c) Parent shall supply to the Company for inclusion in the Proxy Statement all information relating to Parent which is reasonably required to be included therein. If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

5.2 Meeting of Stockholders; Board Recommendation.

(a) Meeting of Stockholders. The Company shall, as promptly as practicable after the Agreement Date, establish a record date (which date will be as promptly as practicable following the Agreement Date) for, duly call, give notice of, convene and hold, the Company Stockholders Meeting for the sole purpose of obtaining the Company Stockholders Approval. The Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of the Company Stockholders Approval and will take all other action reasonably necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by and in compliance with the rules and regulations of NASDAQ, Delaware Law and its Certificate of Incorporation and Bylaws. The Company (i) shall consult with Parent regarding the date of the Company Stockholder Meeting, and (ii) shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent; provided, however, that the Company may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that (i) any necessary (which determination shall not be made until after consultation with Parent) supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement, (ii) if, as of the time that the Company Stockholders Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (iii) if, as of the time that the Company Stockholders Meeting is originally scheduled, adjournment of the Company Stockholders Meeting is necessary to enable the Company to solicit additional proxies if there are not sufficient votes in favor of the Company Stockholders Approval. Without the prior written consent of Parent, approval of this Agreement and the Merger (including adjournment of the Company Stockholders Meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the Company Stockholder Approval) is the only matter which the Company shall propose to be acted on by the Company’s stockholders at the Company Stockholders Meeting. The Company shall ensure that the Company Stockholders Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Company Stockholders Meeting are solicited in compliance with Delaware Law, its Certificate of Incorporation and Bylaws and all other applicable Legal Requirements.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d) and Section 5.3(e): (i) the Company Board shall unanimously recommend that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Company Stockholders Meeting (the “Company Board Recommendation”); (ii) the Proxy Statement shall include a statement to the effect that the Company Board has unanimously recommended that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Company Stockholders Meeting; and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or propose or resolve to withhold, withdraw, qualify, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Stockholder Approval.

(c) Continuing Obligation. Until the termination of this Agreement in accordance with its terms, the Company’s obligation to call, give notice of, or convene and hold the Company Stockholders Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or Superior Offer, or by any Change of Recommendation (as defined in Section 5.3(d) below) or by any withholding, withdrawal, amendment or modification in a manner adverse to Parent of the unanimous recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Stockholder Approval.

5.3 No Solicitation; Acquisition Proposals.

(a) No Solicitation Generally. Except to the extent expressly permitted by Sections 5.3(c), 5.3(d) and 5.3(e), from and after the Agreement Date until the earlier of the Effective Time and termination of this Agreement pursuant to Article VII, the Company and its Subsidiaries will not, nor will they authorize or permit any of their respective Representatives to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate, or knowingly induce any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent, understanding or similar document or any other Contract (whether binding or not) contemplating or otherwise relating to any Acquisition Proposal (other than confidentiality agreements contemplated by Section 5.3(c)), or (v) submit any Acquisition Proposal to the vote of any stockholders of the Company or any Subsidiary. The Company and its Subsidiaries will, and each of them will cause their respective Company Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company has engaged in any such activities within the 12-month period preceding the Agreement Date. The Company and its Subsidiaries shall enforce (and shall not, nor permit any Subsidiary to, waive) any rights under any standstill, confidentiality or similar agreements to which the Company or any Subsidiary is a party. If any Representative of the Company, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.3 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.3.

“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Parent), or any public announcement of any intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) purchase from the Company or any of its Subsidiaries or any acquisition by any Person or Group of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries pursuant to which the stockholders of the Company immediately preceding such transaction hold securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity); (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 15% of the total assets of the Company and its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation or dissolution of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.

(b) Notice. The Company as promptly as practicable (but in no event more than one Business Day after receipt) shall advise Parent orally and in writing of (A) an Acquisition Proposal, (B) any inquiry, expression of interest, proposal, or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (C) any other notice that any Person is considering making an Acquisition Proposal, or (D) any request for non-public information which would reasonably be expected to lead to an Acquisition Proposal, as well as, in the event of any of (A)-(D) above, the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company will keep Parent reasonably informed as promptly as practicable (but in no event more than one Business Day after receipt) of the status and material details (including any amendments, modifications or proposed amendments or modifications) of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and provide to Parent as promptly as practicable (but in no event more than one Business Day after receipt) a copy of all material written and other materials and information provided to the Company in connection with any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request (including any amendments, modifications or proposed amendments or modifications). The Company shall provide Parent with at least two Business Days prior notice (or such lesser prior notice as provided to the members of Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal, including to determine whether such Acquisition Proposal is a Superior Offer (as defined in Section 5.3(c)).

(c) Superior Offers. In the event that any Person or its Representative submits to the Company after the Agreement Date (and does not withdraw) an unsolicited, written, bona fide Acquisition Proposal that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) is, or could reasonably be expected to become, a Superior Offer, then notwithstanding Section 5.3(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions with such Person and its Representatives regarding such Acquisition Proposal, and (ii) deliver or make available to such Person and its Representatives nonpublic information regarding the Company and its Subsidiaries, provided, in every case, that the Company, its Subsidiaries and their Representatives comply with each of the following: (A) the Acquisition Proposal did not result or arise from any breach of the restrictions of Section 5.3(a), (B) the Company first shall have provided Parent with written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to take such actions, specifying which of such actions it intends to take, (C) before delivering to such Person or its Representatives any nonpublic information regarding the Company and its Subsidiaries, the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement (as defined in Section 5.5), which confidentiality agreement shall not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement, and (D) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent).

“Superior Offer” shall mean, with respect to the Company, an unsolicited, bona fide written offer made after the Agreement Date by a third party to acquire, directly or indirectly, (a) pursuant to a tender offer, exchange offer, merger, consolidation or other business combination (including by means of a tender offer followed promptly by a back-end merger) beneficial ownership of all or substantially all of the outstanding voting securities of the Company or (b) all or substantially all of the assets of the Company, in each case, for consideration consisting exclusively of cash and/or publicly-traded equity securities (and for which financing, to the extent required by the Person making the offer, is then fully committed and non-contingent) that the Company Board, by majority vote, has concluded in good faith (following consultation with its outside legal counsel and a financial advisor of national standing), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer, including conditions to consummation and the Person making the offer, (i) would be, if consummated, more favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) than the terms of this Agreement (after giving effect to any adjustments to the terms of this Agreement proposed by Parent in response to such Acquisition Proposal) and (ii) is reasonably likely to be consummated on the terms proposed on a timely basis.

(d) Change of Recommendation. The Company Board or any committee thereof shall not withhold, withdraw, qualify, amend or modify in a manner adverse to Parent the Company Board Recommendation for any reason (a “Change of Recommendation”) unless:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company shall have complied in all respects with the provisions and requirements set forth in Section 5.3(a) and complied in all material respects with the provisions and requirements set forth in Section 5.2, Section 5.3(b) and Section 5.3 (c);

(iii) a Superior Offer is made to the Company that is not withdrawn and continues to be a Superior Offer and is set forth in a final and definitive written agreement submitted to the Company subject only to the Company’s acceptance thereof (the “Definitive Third Party Agreement”);

(iv) the Company shall have provided to Parent four Business Days’ prior written notice (unless such Superior Offer is made fewer than four Business Days prior to the Company Stockholders Meeting in which case such notice shall be given as promptly as practicable) (a “Notice of Superior Offer”) which shall state expressly (1) that the Company has received a Superior Offer, (2) the material terms and conditions of the Superior Offer and the identity of the Person or Group making the Superior Offer, and (3) that it intends to effect a Change of Recommendation and the manner and timing in which it intends to do so, and shall have provided Parent with a copy of the Definitive Third Party Agreement concurrently with the delivery of the Notice of Superior Offer;

(v) the Company shall have provided to Parent any nonpublic information delivered by the Company to the Person or Group making the Superior Offer (to the extent such nonpublic information has not been previously delivered by the Company to Parent) and, during the four Business Day period referred to in subclause (iv) above, if requested by Parent, shall have engaged in good faith negotiations with Parent to amend this Agreement in such a manner that the Superior Offer would no longer be a Superior Offer;

(vi) Parent shall not have, within four Business Days of Parent’s receipt of the Notice of Superior Offer, made an offer that the Company Board by a majority vote concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) to be at least as favorable, from a financial point of view, to the Company’s stockholders (in their capacities as stockholders) as such Superior Offer (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent following the receipt thereof, (B) that the Company Board will not effect a Change of Recommendation for four Business Days after receipt by Parent of the Notice of Superior Offer and the Definitive Third Party Agreement, and (C) any change to the financial or other material terms of such Superior Offer shall require a new Notice of Superior Offer to Parent and a new four Business Day period under this clause (vi)); and

(vii) the Company Board, by a majority vote, has concluded in its good faith (after consultation with its outside legal counsel), that, in light of such Superior Offer and any offer made by Parent pursuant to Section 5.3(d)(vi), the Company Board is required to effect a Change of Recommendation in order to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(e) Intervening Event. In addition, and notwithstanding any provision to the contrary in this Section 5.3, at any time prior to the time the Company Stockholder Approval has been obtained, the Company Board may, in response to a material development or change in material circumstances occurring or arising after the Agreement Date, the existence and material consequences of which were neither known nor reasonably foreseeable by the Company Board at or prior to the Agreement Date (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”), make a Change of Recommendation if the Company Board has in good faith determined, after consultation with its outside legal counsel, that, in light of such Intervening Event and taking into account the results of any negotiation with Parent as contemplated by clause (y) of this paragraph and any offer from Parent contemplated by clause (z) of this paragraph, the Company Board is required to effect a Change of Recommendation in order to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; provided that (x) the Company has provided to Parent at least three Business Days’ prior written notice (the “Notice of Intervening Event”) (unless the Intervening Event arises fewer than three Business Days prior to the Company Stockholders Meeting in which case such notice shall be given as promptly as practicable) advising Parent that the Company Board intends to take such action and specifying the reasons therefor in reasonable detail, (y) during such three Business Day period, the Company has, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Change of Recommendation as a result of the Intervening Event, and (z) Parent shall not have, during such three Business Day period, offered to amend this Agreement that the Company Board concludes in good faith (after consultation with its outside legal counsel and a financial advisor of national standing) would obviate the need for the Company Board to effect such Change of Recommendation (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent following the receipt thereof, (B) that the Company Board will not effect a Change of Recommendation for three Business Days after receipt by Parent of the Notice of Intervening Event and (C) any change in the facts, events or circumstances related to the Intervening Event shall require a new Notice of Intervening Event to Parent and a new three Business Day period). For the avoidance of doubt, in the absence of another Intervening Event, a determination by the Company Board after the Agreement Date that the Per-Share Cash Amount payable in the Merger is not sufficient shall not constitute an Intervening Event in and of itself.

(f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A, promulgated under the Exchange Act, or (ii) making any disclosure to the Company’s stockholders that the Company Board has reasonably concluded in good faith (after consultation with its outside legal counsel) is required to be disclosed to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements (a “Required Fiduciary Disclosure”); provided, however, that (x) any “stop, look, and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, and any substantially similar communication that solely constitutes a recitation of the fact that an Acquisition Proposal has been received and a factual description of the terms thereof, and that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal, shall not be deemed to be a Change of Recommendation if it is also accompanied by a public statement by the Company Board expressly reaffirming the Company Board Recommendation, (y) if the Required Fiduciary Disclosure relates in any respect to an Acquisition Proposal, the text of such Required Fiduciary Disclosure shall include a public statement that the Company Board is expressly reaffirming the Company Board Recommendation, and (z) the Company Board shall not recommend that the Company’s stockholders tender shares of Company Capital Stock in connection with any tender or exchange offer, or effect a Change of Recommendation in connection with an Acquisition Proposal unless specifically permitted to do so pursuant to Section 5.3(d).

5.4 Access to Information.

(a) During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall afford Parent and its accountants, counsel and other Representatives, reasonable access during business hours to (i) all of the properties, books, Contracts and records of the Company and each Subsidiary as Parent may reasonably request, including (A) internal financial statements and documentation regarding internal controls, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain with respect to transactions to which the Company or any Subsidiary has been a party, (D) receipts from any Taxes paid to foreign Tax Authorities, (E) a list of each Person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) and (F) the Company’s 401(k) Plan, and (ii) all other information concerning the business, results of operations, product development efforts, properties (tangible and intangible, including Intellectual Property) and personnel of the Company or any Subsidiary as Parent may reasonably request, provided, however, that Company may restrict the foregoing access (x) to the extent that any Legal Requirement applicable to Company or a Subsidiary requires that such party restrict or prohibit access to any such properties or information, or (y) to the extent that the maintenance of any attorney-client privilege requires that such party restrict or prohibit access to any such properties or information; provided, further, that with respect to any documents or other information subject to the attorney-client privilege, the Company shall reasonably cooperate with Parent to develop procedures (such as a common legal interest, joint defense or similar agreement) to allow such documents and information to be shared with Parent and its Representatives without waiving such attorney-client privilege, and if such procedures cannot be developed without waiving such attorney-client privilege, the Company shall specifically identify to Parent such documents or other information.

(b) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to (i) modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger, or (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement.

5.5 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously executed a Mutual Confidentiality Agreement dated February 19, 2010 (as may be amended from time to time, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. The terms and conditions of the Confidentiality Agreement shall apply to any information acquired or provided pursuant to Section 5.3 or 5.4.

(b) Parent and the Company have agreed to the text of the press release announcing the signing of this Agreement and the transactions contemplated hereby. The Company and Parent shall consult with each other before issuing or making any press release or any public statement relating to this Agreement or the transactions contemplated hereby; provided, however, that the Company shall not issue or make any such press release or any such public statement (other than any press releases or public statements relating to an Acquisition Proposal) without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; provided, further that the Company may, without obtaining the prior consent of Parent, (i) issue such press release or make such public statements as the Company determines in good faith, following consultation with legal counsel, may be required by applicable Legal Requirements or the rules and regulations of NASDAQ, as applicable, if the Company has used all reasonable efforts to consult and discuss in good faith with Parent the form and content thereof prior to its release and has acted in good faith with respect to the incorporation of any reasonable changes which are suggested by Parent prior to releasing or making such press release or public statement and (ii) make statements that are consistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.5(b). The Company shall use commercially reasonable efforts to cause its Representatives to comply with this Section 5.5.

5.6 Regulatory Approvals.

(a) Each of Parent and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its reasonable best efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, as soon as practicable, make any initial filings required under the HSR Act, and any other additional filings required by the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). Subject to applicable Legal Requirements, the parties shall promptly furnish to one another any information that may be required in order to obtain the aforementioned consents and approvals. The parties hereto shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law, (ii) coordinate with one another in preparing and exchanging such materials, and (iii) promptly provide one another (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by a party to any Governmental Entity in connection with this Agreement; provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions, or proposals or such filings, presentations or submissions, each of Parent and the Company need not furnish the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any applicable Legal Requirement requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(b) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Antitrust Laws. Each of Parent and the Company shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by applicable Legal Requirements or governmental regulation; and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.

(d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (i) Parent shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; and (ii) Parent shall be under no obligation to, and the Company shall not without Parent’s prior written consent, make proposals, execute or carry out agreements or submit to orders providing for a Divestiture.

“Divestiture” shall mean (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates, (2) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or the business of the Company or its Affiliates or own such assets, or (3) the holding separate of the shares of Company Capital Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Capital Stock.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate the Agreement pursuant to Section 7.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section 5.6.

(f) Subject to the terms and conditions of this Agreement, Parent and Sub shall not have the right to control or direct the operations of the Company prior to the consummation of the Merger, and the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

5.7 Reasonable Efforts. Subject to the limitations set forth in Section 5.6(d), each of the parties hereto agrees to use commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (a) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article VI, and (b) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other transactions contemplated hereby.

5.8 Third Party Consents; Notices.

(a) The Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) or Schedule 2.3(c) (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b) or Schedule 2.3(c) if entered into prior to the Agreement Date), using a form reasonably acceptable to Parent.

(b) The Company shall give all notices and other information required to be given to the employees of the Company or any Subsidiary, any collective bargaining unit representing any group of employees of the Company or any Subsidiary, and any applicable Governmental Entity under the Worker Adjustment and Retraining Notification Act of 1988, as amended, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

5.9 Notice of Certain Matters. The Company will notify Parent in writing promptly after learning of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger; (iii) any action, suit, arbitration, mediation, proceeding, claim or investigation by or before any Governmental Entity or arbitrator initiated by or against it or any Subsidiary, or known by the Company or any Subsidiary to be threatened against Company or any Subsidiary or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any verbal or written correspondence from any Person asserting or implying a claim against the Company or with respect to any of its assets or properties (including Intellectual Property); (iv) any written claim by any taxing Authority regarding material Taxes payable by the Company; or (v) any event that occurs after the Agreement Date, that had it occurred prior to the Agreement Date, would have constituted a material exception to the representation set forth in Section 2.4(e); provided that Parent shall not have any right to terminate this Agreement or assert the failure of the condition to Closing set forth in Section 6.3(b) due to a failure of the Company to notify Parent as required by this first sentence of Section 5.9. The Company shall give prompt notice to Parent of (x) any representation or warranty made by the Company in this Agreement becoming to the Company’s knowledge untrue or inaccurate such that the condition to Closing set forth in Section 6.3(a) would not be satisfied as of the time such representation or warranty becomes untrue or inaccurate, (y) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the condition to Closing set forth in Section 6.3(b) would not be satisfied as of the time of such failure to comply with or satisfy, or (z) any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to have a Material Adverse Effect on the Company; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to Parent.

5.10 Employees.

(a) The Company shall cooperate with Parent and provide commercially reasonable assistance to Parent in its efforts to obtain written consents, waivers or other agreements from Company and Subsidiary employees with respect to the amendment or termination of Company Employee Plans, or the adoption of new arrangements with such employees, prior to the Closing.

(b) The Company shall cooperate and discuss with Parent the employee workforce of the Company and its Subsidiaries. Neither Parent nor Sub (including the Surviving Corporation following the Merger) has any obligation to continue the employment of any employee of the

Company. With respect to matters regarding the Merger or employment compensation or benefits, the Company will consult with Parent (and will consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.

5.11 Assumption of Company Options, Company RSUs and Company SARs; New Company Options and Certain Other Matters.

(a) At the Effective Time, each unvested Company Option held by a Continuing Employee that is unexpired, unexercised and outstanding as of the Effective Time, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Option Plan that such Company Option was granted under and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time and the Option Exchange Ratio, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to such Company Options and Company Option Plans. It is the intent of the parties that to the extent permitted by applicable Legal Requirements, all assumed Company Options in respect of Company Options that prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. The Merger shall not terminate any of the unvested and outstanding Company Options held by a Continuing Employee under the Company Option Plans or accelerate the exercisability or vesting of such Company Options or the shares of Parent Common Stock which shall be subject to those Company Options upon Parent’s assumption of such Company Options in the Merger. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an unvested and outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent. Parent shall use commercially reasonable efforts such that its assumption of Company Options pursuant to this Section 5.11(a) complies with the guidance set forth in Treasury Regulation Section 1.409A-5(b)(V)(D).

(b) At the Effective Time, each unvested Company RSU held by a Continuing Employee that is outstanding as of the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such Company RSU so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Option Plan that such Company RSU was granted under and the applicable award agreement) as are in effect immediately prior to the Effective Time, except that (i) such Company RSU shall be for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable under such Company RSU immediately prior to the Effective Time and the Option Exchange Ratio and (ii) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to such Company RSUs and Company Option Plans. The

Merger shall not terminate any of the unvested and outstanding Company RSUs held by a Continuing Employee under the Company Option Plans or accelerate the vesting of such Company RSUs or the shares of Parent Common Stock which shall be subject to those Company RSUs upon Parent’s assumption of such Company RSUs in the Merger. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an unvested and outstanding Company RSU a document evidencing the foregoing assumption of such Company RSU by Parent.

(c) At the Effective Time, each unvested Company SAR held by a Continuing Employee that is outstanding as of the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each such Company SAR so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Option Plan that such Company SAR was granted under and the applicable award agreement) as are in effect immediately prior to the Effective Time, except that (i) such Company SAR shall be for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable under such Company SAR immediately prior to the Effective Time and the Option Exchange Ratio, (ii) the per share price for the shares of Parent Common Stock issuable under such assumed Company SAR shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock subject to such Company SAR immediately prior to the Effective Time by the Option Exchange Ratio, and (iii) Parent’s board of directors or a committee thereof shall succeed to the authority of the Company Board or any committee thereof with respect to such Company SARs and Company Option Plans. The Merger shall not terminate any of the unvested and outstanding Company SARs held by a Continuing Employee under the Company Option Plans or accelerate the vesting of such Company SARs or the shares of Parent Common Stock which shall be subject to those Company SARs upon Parent’s assumption of such Company SARs in the Merger. Promptly after the Closing Date, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an unvested and outstanding Company SAR a document evidencing the foregoing assumption of such Company SAR by Parent. Parent shall use commercially reasonable efforts such that its assumption of Company SARs pursuant to this Section 5.11(c) complies with the guidance set forth in Treasury Regulation Section 1.409A-5(b)(V)(D).

(d) No earlier than two Business Days prior to the Effective Time, upon the written request of Parent, Company will grant New Company Equity Rights (specifying for each grant the recipient and the number of shares of Company Common Stock underlying such New Company Equity Rights) for an aggregate amount not to exceed 750,000 shares of Company Common Stock. Unless indicated otherwise by Parent in writing, the New Company Equity Rights shall be issued upon such vesting and other terms to be specified by Parent in its sole discretion, subject to the terms of the underlying Company Option Plan from which such New Company Equity Rights are issued.

(e) Parent shall use commercially reasonable efforts to prepare and file promptly and in any event within ten Business Days of the Closing Date with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable upon exercise of Company Options and settlement of Company RSUs and Company SARs held by Continuing Employees and assumed by Parent pursuant to this Section 5.11 for which a Form S-8 registration statement is available as soon as reasonably practicable (assuming timely receipt of all option documentation relating to the assumed Company Options outstanding immediately prior to the Effective Time necessary for such filing, all Company RSU documentation relating to the assumed Company RSUs outstanding immediately prior to the Effective Time necessary for such filing, all Company SAR documentation relating to the assumed Company SARs outstanding immediately prior to the Effective Time necessary for such filing, and all signatures, opinions, and consents required for such registration statement) after the Closing. The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of such registration statement.

5.12 Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate the 401(k) Plan (unless Parent provides written notice to the Company no later than three business days prior to the Closing Date that such 401(k) Plan shall not be terminated). Unless Parent provides such written notice to the Company, no later than three business days prior to the Closing Date, the Company shall provide Parent with evidence that such 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Parent’s counsel. The Company also shall take such other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require.

5.13 Indemnification.

(a) From and after the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the “Indemnified Parties”) pursuant to any indemnification agreements with the Company and any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the Agreement Date with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, in each case, subject to applicable Legal Requirements. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, advancement of expenses and indemnification, covering acts and omissions of directors and officers occurring prior to the Effective Time, that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the Agreement Date, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Legal Requirements.

(b) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, Parent shall cause the Surviving Corporation to maintain in effect, for the benefit of the Indemnified Parties with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the Agreement Date in the form delivered by the Company to Parent prior to the Agreement Date (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of substantially similar coverage, including a “tail” insurance policy; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute or “tail” policies) in excess of an amount equal to 300% of the most recently paid annual premium for the Existing D&O Policy (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium.

(c) This Section 5.13 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties subject to the occurrence of the Closing, shall be binding on all successors and assigns of the Surviving Corporation and Parent, shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party (provided that any amendment, alteration or repeal prior the Effective Time shall be governed by Section 7.4).

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the surviving entity, as the case may be, or transferee of such assets shall expressly assume the obligations set forth in this Section 5.13.

5.14 Exercise of Repurchase Option. At least fifteen Business Days prior to the date of the Company Stockholders Meeting, the Company shall provide NXP with written notice (the “Repurchase Notice”) stating that it is exercising its option to repurchase all of the NXP Shares pursuant to and in accordance with the terms and conditions of Annex K to the NXP APA (the “Repurchase”). The Repurchase Notice shall specify a date of Repurchase (the “Repurchase Date”) that is the eleventh Business Day following the date the Repurchase Notice is sent, and such notice shall otherwise contain all of the information required to be set forth therein pursuant to Annex K to the NXP APA. The Company shall consummate the Repurchase on the Repurchase Date and use commercially reasonable efforts to cause NXP to satisfy all of its obligations therein in order to consummate the Repurchase on the Repurchase Date. The Company shall notify Parent promptly following the consummation of the Repurchase and provide Parent with documentation reasonably satisfactory to Parent evidencing the consummation of the Repurchase.

5.15 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options, Company RSUs and Company SARs held by each such Company Insider and expected to be converted into options to purchase Parent Common Stock, restricted stock units for Parent Common Stock and stock appreciation rights for Parent Common Stock, in connection with the Merger. “Company Insiders” shall mean those individuals who are subject to the reporting requirement of Section 16(a) of the Exchange Act with respect to the Company.

5.16 Takeover Statutes. The Company and the Company Board shall (i) take all actions reasonably necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement and the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.17 Certificates. The Company shall use commercially reasonable efforts prior to the Closing Date deliver FIRPTA documentation, including (a) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Effective Time, and (b) a FIRPTA Notification Letter, in the form reasonably requested by Parent, dated as of the Closing Date and executed by the Company.

5.18 Director and Officer Resignations. Unless otherwise directed by Parent, the Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors and officers of the Company and from each of the directors and officers of each Subsidiary that will be effective immediately before the Effective Time; provided that such resignation shall not affect any change of control rights to which such directors or officers may be entitled to and shall not change such directors’ and officers’ status, if applicable, as an employee of the Company or any of its Subsidiaries.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which, to the extent permitted by applicable Legal Requirements, may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in compliance with Delaware Law and the Company’s Certificate of Incorporation and Bylaws, each as in effect on the date of approval.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which prohibits, makes illegal, or enjoins the consummation of the Merger.

(c) Certain Governmental Approvals. All applicable waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have expired or early termination of such waiting periods shall have been granted.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of Parent and Sub in Section 3.1 and Section 3.2(a) shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), and (ii) all other representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. The Company shall have received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent.

(b) Covenants and Agreements. Parent and Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Sub at or prior to the Closing. The Company shall have a received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent.

6.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent (it being understood that each such condition is solely for the benefit of Parent and may be waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of the Company in Section 2.1(a), Section 2.3(a) and the first sentence of Section 2.3(d) of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), (ii) the representations and warranties of the Company in the second sentence of Section 2.3(d) of this Agreement shall be true and correct in all material respects on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date, (iii) the representations and warranties of the Company in Section 2.2(a) of this Agreement shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except with respect to deviations in the Company’s actual fully-diluted capitalization (including outstanding Company Capital Stock, Company Options, Company RSUs, Company SARs, and any other securities of the Company on an as-converted to Company Common Stock basis) from the Company’s fully-diluted capitalization as represented and warranted by the Company in Section 2.2(a) by a de minimis amount, and (iv) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the circumstances causing the failure of such representations or warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) No Litigation. (A) No suit, action or proceeding initiated by a Governmental Entity shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any other Governmental Entity (including a competent antitrust authority) or arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent, restrain or prohibit the consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded, (iii) prohibit, limit or adversely affect in any respect, or place any conditions on, the ownership, control or operation by Parent, the Company, or any of their respective Affiliates of the business or assets of the Company and its Subsidiaries, or Parent and its Subsidiaries, or require any such Person to effect a Divestiture, or (iv) have a Material Adverse Effect on the Company or Parent, and (B) no such injunction, judgment, order, decree, ruling or charge shall be in effect nor shall any Legal Requirement have been enacted having any such effect.

(d) No Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, which action (i) in the case of termination pursuant to Section 7.1(a), Section 7.1(b), Section 7.1(c), Section 7.1(e) and Section 7.1(f), may be taken or authorized before or after the Company Stockholder Approval has been obtained, (ii) in the case of termination pursuant to Section 7.1(g) and Section 7.1(h), may be taken or authorized only before the Company Stockholder Approval has been obtained, and (iii) in the case of termination pursuant to Section 7.1(d), may be taken or authorized only after the Company Stockholders’ Meeting has been held at which a vote was taken on the Company Stockholder Approval:

(a) by mutual written consent duly authorized by the Company Board and the board of directors (or a duly authorized committee thereof) of Parent;

(b) by either Parent or the Company by written notice to the other party, if the Closing shall not have occurred on or before the date that is six months following the Agreement Date or any other date that Parent and the Company may agree upon in writing (the “Initial End Date”); provided, however, that if the Closing shall not have occurred by the Initial End Date, but on such date, all of the conditions to Closing set forth in Article VI (other than conditions that by their nature are only to be satisfied as of the Closing) other than the conditions set forth in Sections 6.1(b), 6.1(c), and 6.3(c) have been satisfied or waived in writing, then neither party shall be permitted to terminate the Agreement pursuant to this Section 7.1(b) until the date that is three months following the Initial End Date (the “Extended End Date”) and, provided, further, in any event, a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the Initial End Date or the Extended End Date, as the case may be, is principally caused by the breach by such party of this Agreement;

(c) by either Parent or the Company by written notice to the other party, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either Parent or the Company by written notice to the other party, if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting (including any adjournment thereof); provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain such Company Stockholder Approval is caused by any action or failure to act of the Company that constitutes a material breach of this Agreement;

(e) by the Company by written notice to Parent, if there has occurred a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable within 20 Business Days (but not later than the Initial End Date or the Extended End Date, as the case may be) by Parent, then the Company may not terminate this Agreement under this Section 7.1(e) for 20 Business Days (or until the Initial End Date or the Extended End Date) after delivery of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach by Parent is cured during such 20 Business Day period);

(f) by Parent by written notice to the Company, (i) if there has occurred a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company, is curable within 20 Business Days (but not later than the Initial End Date or the Extended End Date, as the case may be) by the Company, then Parent may not terminate this Agreement under this Section 7.1(f)(i) for 20 Business Days (or until the Initial End Date or the Extended End Date) after delivery of written notice from Parent to the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f)(i) if such breach by the Company is cured during such 20 Business Day period) or (ii) if a Material Adverse Effect on the Company shall have occurred; provided that if any such Material Adverse Effect is curable within 20 Business Days (but not later than the Initial End Date or the Extended End Date, as the case may be) by the Company, then Parent may not terminate this Agreement under this Section 7.1(f)(ii) for 20 Business Days (or until the Initial End Date or the Extended End Date) after delivery of written notice from Parent to the Company of such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(f)(ii) if such Material Adverse Effect is cured during such 20 Business Day period);

(g) by Parent by written notice to the Company, if a Triggering Event (as defined below) shall have occurred; or

(h) by the Company by written notice to Parent, following a Change of Recommendation solely in response to a Superior Offer effected by the Company Board in compliance in all material respects with Section 5.3(d); provided that such termination shall not be effective until payment to Parent by the Company of all amounts due pursuant to Section 7.3(b) of this Agreement in accordance with the terms specified therein; provided, further, that immediately following such termination, the Company accepts and enters into the Definitive Third Party Agreement reflecting such Superior Offer.

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall have effected a Change of Recommendation for any reason; (ii) the Company shall have failed to convene or hold the Company Stockholders’ Meeting before the Initial End Date, (iii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation; (iv) the Company shall have materially breached any of the provisions of Section 5.3(a); (v) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal (other than the Merger); (vi) the Company shall have entered into any letter of intent or other Contract accepting any Acquisition Proposal (other than the Merger); (vii) in connection with each Acquisition Proposal or change in price of an Acquisition Proposal, the Company Board fails to reaffirm the Company Board Recommendation within 10 Business Days after Parent requests in writing (which request may be made one time for each Acquisition Proposal or change in price of an Acquisition Proposal) that such recommendation be reaffirmed (or if such request is delivered less than 10 Business Days prior to the Company Stockholders Meeting, no later than one Business Day prior to the Company Stockholders Meeting; provided, that if the price of such Acquisition Proposal is subsequently modified within such period, then the Company Board shall be required to reaffirm such recommendation no later than one Business Day prior to the Company Stockholders’ Meeting); or (viii) a tender or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent, and the Company (x) fails to send to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer (the “Rejection Recommendation”) and reaffirms the Company Board Recommendation or (y) fails to reaffirm the Rejection Recommendation in any press release addressing an Acquisition Proposal published by the Company (or by any of its Affiliates) or in any Schedule 14D-9 filed by the Company with the SEC, in each case relating to such tender offer or exchange offer, at any time after the Rejection Recommendation is sent.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Representatives, stockholders or Affiliates; provided, however, that (i) the provisions of Section 5.5(a) (Confidentiality), this Section 7.2 (Effect of Termination), Section 7.3 (Expenses and Termination Fees) and Article VIII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from liability in connection with any willful breach of any of such party’s representations, warranties, covenants or agreements contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Expenses and Termination Fees.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payment. The Company shall pay to Parent a fee equal to $11,000,000 (the “Termination Fee”) in the event that this Agreement is terminated: (i) pursuant to

Section 7.1(g); (ii) pursuant to either Section 7.1(b) or 7.1(d) following the occurrence of a Triggering Event; (iii) pursuant to Section 7.1(h); (iv) pursuant to either Section 7.1(b) or 7.1(d) and (A) in the case of termination pursuant to Section 7.1(b), prior to such termination or, in the case of termination pursuant to Section 7.1(d), prior to the Company Stockholders Meeting, an Acquisition Proposal with respect to the Company was publicly disclosed and not withdrawn (or, in the case of Section 7.1(b), an Acquisition Proposal existed and was not withdrawn) and (B) within 12 months following the termination of this Agreement, either an Acquisition (as defined in Section 7.3(e)) with respect to the Company is consummated or the Company enters into a Contract providing for an Acquisition; or (v) pursuant to Section 7.1(f)(i) as a result of willful breach of this Agreement by the Company and (A) prior to such termination, an Acquisition Proposal with respect to the Company shall have been made and (B) within 12 months following the termination of this Agreement, either an Acquisition is consummated or the Company enters into a Contract providing for an Acquisition. The Company shall pay to Parent the Termination Fee by wire transfer of immediately available funds to an account designated by Parent promptly but in no event later than: (x) for a termination described in clause (i) or (ii) above, one Business Day after the date of such termination; (y) for a termination described in clause (iii) above, prior to or concurrently with such termination; or (z) for a termination described in clauses (iv) or (v) above, the earlier of the date of the Company’s entry into such Contract providing for an Acquisition or the consummation of such Acquisition. Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to pay to Parent the Termination Fee more than once.

(c) The Company acknowledges that (i) the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the fee described therein is reasonable and appropriate in all respects, and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the fee due pursuant to Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Section 7.3(b) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder. Payment of the fee described in Section 7.3(b) shall not be in lieu of damages incurred in the event of breach by the Company of this Agreement, but otherwise shall be the sole and exclusive remedy available to Parent or Sub for such breach. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by Parent.

(d) For the purposes of this Agreement, an “Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereto, (ii) a sale or other disposition by the Company or its Subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of the assets of the Company and its Subsidiaries immediately prior to such sale, or (iii) the acquisition by any Person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing at least a majority of the voting power of the then outstanding shares of Company Common Stock.

7.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholders Approval have been obtained; provided, after the Company Stockholders Approval have been obtained, no amendment shall be made which by law or in accordance with the rules and regulations of NASDAQ requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Sub and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that Parent may not extend for the benefit of Sub and vice versa, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of or estoppel with respect to, such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. If the Merger is consummated, the representations and warranties of the Company and Parent and Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of Parent and the Company in this Agreement and the other agreements, certificates and documents contemplated hereby that by their terms survive the Effective Time shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Parent, to:

Synopsys, Inc.

700 East Middlefield Road

Mountain View, CA 94043

Attention: General Counsel

Facsimile No.: (650) 584-1184

Telephone No.: (650) 584-5000

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: Mark A. Leahy

                 Douglas N. Cogen

Facsimile No.: (650) 938-5200

Telephone No.: (650) 988-8500

(ii)	if to the Company, to:

Virage Logic Corporation

47100 Bayside Parkway

Fremont, CA 94538

Attention: Chief Executive Officer

Facsimile No.: (510) 360-8099

Telephone No.: (510) 360-8000

with a copy (which shall not constitute notice) to:

Jones Day

1755 Embarcadero Road

Palo Alto, CA 94303

Attention: Daniel R. Mitz

                 Robert T. Clarkson

                 Kevin B. Espinola

Facsimile No.: (650) 739-3900

Telephone No.: (650) 739-3939

8.3 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. When a reference is made to a Schedule, such reference shall be to a Schedule to the Company Disclosure Letter. Where a reference is made to a Legal Requirement, such reference is to such Legal Requirement as amended. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete electronic or paper copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or by electronic delivery in Adobe Portable Document Format or other electronic format based on common standards will be effective as delivery of manually executed counterpart of this Agreement.

8.5 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly set forth in Section 5.13.

8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent without the prior consent of the Company; provided, however, that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.8 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance and injunctive relief as a remedy to prevent breaches of this Agreement, without any requirement to post a bond or other security, and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the Federal district court of the United States of America located within the City of Wilmington in the State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Court of Chancery in the State of Delaware or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the City of Wilmington, Delaware.

8.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, the application of any Legal Requirement, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

SYNOPSYS, INC.

By:	/s/ Art J. de Geus
Name:	Art J. de Geus
Title:	Chief Executive Officer and Chairman of the Board of Directors

VORTEX ACQUISITION CORP.

By:	/s/ Erika Varga
Name:	Erika Varga
Title:	President and Chief Executive Officer

VIRAGE LOGIC CORPORATION

By:	/s/ J. Daniel McCranie
Name:	J. Daniel McCranie
Title:	Executive Chairman

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]